UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 13, 2022, at 10:00 a.m., eastern time, at Progressive’s Studio 96, 6671 Beta Drive, Mayfield Village, Ohio.

At the Annual Meeting, shareholders will be asked to:
1.Elect as directors the 12 nominees identified in the attached Proxy Statement, each to serve for a term of one year;
2.Approve The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan;
3.Cast an advisory vote to approve our executive compensation program;
4.Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
5.Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 18, 2022, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 28, 2022
The Proxy Statement and the 2021 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March 28, 2022
Progressive has navigated a host of opportunities and challenges over the last couple of years. As the Board of Directors, our role is to oversee the company’s strategies and its responses to significant developments and related risks, to act as a sounding board and advisor to management, and to exercise our business judgement to represent the interests of shareholders. These are difficult and complex tasks at any time and have been even more critical in this environment. We are proud of the way that the Board and management have responded and wanted to share with you some further reflections on our role and our recent activities.
First, we would like to emphasize that despite the turbulence, much has not changed. We continue to engage with the company’s management on overall business strategies, risk identification and management processes, significant business decisions, and issues relating to people and culture, among a long list of other matters. Our Committees continue to undertake the increasingly detailed work that comprises their respective oversight responsibilities, to interact with management, and to report back significant matters to the full Board. The Committees’ work is extremely important and involves many aspects of the Board’s responsibilities, including overseeing the company’s financial performance and reporting, investment activities, technology and cybersecurity strategy, executive compensation, DE&I efforts, and ESG (environmental, social and governance) considerations and reporting.
Recently, we updated our Corporate Governance Guidelines to acknowledge that the interests of our various stakeholders, including employees, customers, vendors and communities, can be taken into account as we make business decisions intended to benefit our shareholders. Much has been written about stakeholder governance vs. shareholder governance and the role of corporations in society. Reacting to the heightened focus on ESG initiatives within companies, some commentators have expressed concern that corporations are being distracted from their profit-generation objective, with deleterious impacts being predicted for individual companies and the economy as a result. While we understand the critique, we do not share this perspective.
We consider ourselves the stewards of the shareholders’ investments. Our goal for shareholders is not to maximize the profit of the company this week, month, or quarter. It’s to work with management to establish and foster an enduring business that will continue to provide strong shareholder returns for years to come. To have sustainable, long-term success, a company must have a strong business model – and we believe that Progressive has one – but it must also have a “360 degree” view of its economic and social footprint and a clear sense of how it interacts with the world around it.
It’s the context of this long-term orientation that makes consideration of the broad array of stakeholder interests not only appropriate but mandatory. We doubt that a company that ignores its other stakeholders would be likely to achieve enduring success. We also would submit that this is not a new philosophy, but a common-sense approach to business that high-achieving companies have long internalized, without talking much about it. Admittedly, it can seem new given the very public demands that are made by various constituencies these days, as well as many companies’ willingness to be more transparent in their considerations of these factors, but not every issue will be important to every business, and it’s a critical part of management and the board of directors’ jobs to decide what is relevant to their business at this time.
We are, and for many years have been, engaged with Progressive’s management on these topics on a regular basis. These efforts are not always visible to the outside world, but they involve significant aspects of the company’s business, such as employee satisfaction and engagement, how the company’s products impact customers, how the company deals with its vendor and agents, and the impact the company and its employees have on the communities in which it operates as well as on the world’s climate. These efforts are much too far-reaching to address in this space, and we would encourage you to review the company’s Corporate Sustainability Report to get a flavor for its various stakeholder initiatives at
investors.progressive.com/sustainability-reports.
One area that merits specific mention is Progressive’s focus on our employees, who are our most important asset. The pandemic, work from home transitions, financial and personal problems faced by employees, hiring challenges, the “great resignation,” maintaining and advancing the corporate culture – these are among the issues that all large companies have faced over the last couple years, and Progressive is no exception. Management has been unrelenting in its pursuit of ideas and initiatives to address employee issues and the related risks, and the Board has been heavily involved in overseeing these responses. These include monitoring how the company has implemented remote work arrangements, addressed medical, financial and mental health challenges that its employees are dealing with, incorporated diversity, equity and inclusion efforts into its day-to-day employee relationships at all levels of the organization, and addressed ongoing hiring, retention, compensation and benefits considerations. Corporate culture and employee engagement are not as easy to define or measure as concrete financial results, but the value to the company – and to shareholders – of a strong culture cannot be overestimated. The Board and management are the guardians of these critical success factors and we are proud that they remain central to our focus and mission. You will find many of the company’s employee-related programs described in the Corporate Sustainability Report.
For those of you who may be new to Progressive, we thought it would be a good idea to revisit the Board’s composition and recent additions. We have been fortunate to put together what we believe to be a very strong Board, with a diversity of tenure, experiences, knowledge, and skills, along with demographic diversity. One-half of our members are women, including a female Chair and a separate female CEO, and two of our members are Black. While many of our members come from traditional public company CEO/CFO backgrounds, we have also sought out those from alternative career tracks to deepen the potential pool and enhance our diversity. These have included individuals who have served in leadership roles in the military, academia, private companies, not-for-profits, and non-C-Suite positions. While building an effective board of directors with the right mix of attributes, experiences and skills is an ongoing effort, for now we are pleased with our current make-up. You can see more information about individual directors and the Board’s composition in the pages that follow.
Businesses often talk about the need to be “nimble.” While you may not often hear this trait attributed to a company’s board of directors, the last couple of years have shown that it is relevant there, too. We have had to adjust to fast-changing circumstances, multiplying uncertainties, and related implications for business strategies and risk management, in a dynamic and real-time environment. We have further had to ensure appropriate communication and collegiality among the directors, as well as effective collaboration with the management team. While remote meetings initially posed challenges to us (along with much of the business world), we adapted quickly and ultimately found the format to be efficient and effective, though no replacement for having the chance to meet and collaborate in person. Going forward we will consider including some virtual meetings in our annual calendar.
Despite the many challenges, we believe that it was a successful year. We thank Progressive’s employees for their hard work, resilience, creativity and dedication to our customers. We would also like to thank our shareholders for your continuing ownership interest in The Progressive Corporation.
On behalf of the Board of Directors,
/s/ Lawton W. Fitt

Lawton W. Fitt
Chairperson of the Board

The Progressive Corporation
Proxy Statement
i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND
THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors (Board) of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail in this document.
The Annual Meeting will take place on Friday, May 13, 2022, at 10:00 a.m., eastern time, at Progressive’s Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.
We continue to monitor developments regarding the COVID-19 pandemic, including protocols that federal, state, and local governments have imposed. We will enforce appropriate protocols consistent with then applicable guidelines, mandates or recommendations, or facility requirements. These requirements may include the use of face coverings, proof of vaccination, and maintaining appropriate social distancing. We may also impose additional procedures or limitations on meeting attendees. Our top priority is to protect the health and well-being of our shareholders, employees, and the general public. We plan to announce any such updates to the protocols on the Events section of our Investor Relations website at investors.progressive.com/events and we encourage you to check this website prior to the Annual Meeting if you plan to attend.
The proxy card, this Proxy Statement, and Progressive’s 2021 Annual Report to Shareholders will be mailed to shareholders beginning on or about March 28, 2022.
All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes their proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 18, 2022, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by the shareholder. On the record date, we had 584,878,573 common shares outstanding.
For additional information regarding the proxy materials and the Annual Meeting, see “Questions and Answers About the Annual Meeting and Voting.”

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

PROXY STATEMENT SUMMARY
This summary provides a brief description of our 2021 business performance, highlights certain information contained in this Proxy Statement, provides a discussion on our sustainability reporting, and summarizes our human capital management and stakeholder engagement efforts. It does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement and Annual Report to Shareholders carefully before voting.
VOTING MATTERS AND BOARD RECOMMENDATION

Item Number	Voting Matter	Board Recommendation
1	Elect as directors the 12 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee
2	Approve The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan	FOR
3	Cast an advisory vote to approve our executive compensation program	FOR
4	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022	FOR

NOMINEES FOR DIRECTOR
The Board has nominated 12 directors, each of whom is a current director, with a broad and complementary set of business skills, experiences, backgrounds, and perspectives.
Diversity     Skills and Experiences

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some of our corporate governance practices include:

Effective Structure and Composition		Additional Practices and Policies		Shareholder Rights
✔	Independent, experienced Chairperson	✔	Robust director stock ownership guidelines	✔	Single class voting
✔	Independent committee leadership and strong independent committee membership	✔	Established Board and committee risk oversight practices	✔	Annual election of all directors
✔	A diverse and highly qualified Board	✔	Board technology/cybersecurity expertise and oversight	✔	Majority voting in uncontested director elections
✔	Five new directors in the last five years of which three are women and two are ethnically diverse	✔	Environmental (including climate change), social, and governance (ESG) oversight and reporting	✔	Proxy access available
✔	Mandatory director retirement policy (no exemptions or waivers within past three years)	✔	Diversity, equity, and inclusion oversight and reporting	✔	No poison pill
✔	Independent directors meet regularly without management	✔	Ongoing director education
✔	Restrictions limiting the number of public company board seats on which a director can serve	✔	Annual Board and committee evaluation process
SUSTAINABILITY REPORTING
At Progressive, we take a forward-looking approach to everything we do, from the products we offer to the way we interact with the world around us. Together, we work to drive sustainable change for our shareholders, employees, agents, communities, and the millions of customers who trust us to protect what is most important to them. One highlight during 2021, was the addition of a large solar array at one of our main campus locations, which we expect will ultimately reduce that location’s carbon emissions by 1,500 metric tons per year. This is just one part of our growing renewable power program that will help us toward our goal of being carbon neutral by 2025.
As we evolve with the world around us, we expect to adapt our sustainability reporting. In 2020, we began to publicly disclose the ESG-focused actions we’ve taken and how we evaluate our success through our inaugural 2019 Corporate Sustainability Report, which was guided by elements from various reporting frameworks, namely the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosure (TCFD). We continued to improve our disclosure by adding SASB and TCFD indices to our 2020 report. These reports were prepared with guidance from the Nominating and Governance Committee, our executive leadership, and various subject matter experts.
Our 2020 Corporate Sustainability Report provides information regarding our philosophy and practices on a number of topics, including:
To review our 2020 Corporate Sustainability Report, please visit our sustainability site at investors.progressive.com/sustainability-reports. The report and any other information on this website are not incorporated by reference in, and does not form part of, this Proxy Statement or any other SEC filing.

HUMAN CAPITAL MANAGEMENT
We believe that our people and our culture are our most significant competitive advantage, and that having the right people working together in the right way is critical to driving our results, building our enduring business, and creating long-term shareholder value. Our culture is deeply rooted in our Core Values (Integrity, Golden Rule, Excellence, Objectives, and Profit) and is the foundation for our human capital management strategies to attract, retain, and motivate highly qualified employees.
Our People
We believe that our culture and success has enabled us to attract, engage, and retain highly talented people in diverse markets and from a broad range of backgrounds and experiences.
Attract and Hire We employ expansive recruiting practices with a goal towards having qualified and deep candidate pools and are attracting candidates from both established and new sources. We believe that our recruitment efforts generally have enabled us to present diverse and high-potential pools of job candidates to our hiring managers. In turn, we train our hiring managers about unconscious biases they may have during the interview and selection process and the importance of employing individuals with different kinds of experiences and educational backgrounds. We believe these strategies collectively enhance our applicant pools and contribute to our continued success.
Engage and Retain We understand that engaged employees are more productive, provide better service to our customers and are more likely to stay with Progressive. Each year, we survey our people to measure their engagement. We use the results, along with other information, to evaluate our human capital strategies and the health of our culture.
Employee retention is an important part of our strategy. Promoting from within is also a key part of our strategy. Many of our leaders, including current executive team members, joined Progressive in a more junior position and advanced to significant leadership positions within the organization.
Demographic Data We publish employee and manager demographic information on our website and update this data on an annual basis. We also disclose our consolidated EEO-1 data online.
As of December 31, 2021, we had about 49,000 employees, of which 57% were women and 37% were people of color. We also had 930 senior leaders, of which 36% were women and 16% were people of color.
Supporting our People and Culture
We strive to support our employees by providing challenging work experiences, career opportunities, and a culture of learning. We are focused on coaching and development, which we believe encourages greater engagement in our business and improved individual performance.
Training and Development We actively foster a learning culture and offer several leadership development programs, including our Multicultural Leadership Development Program. Moreover, our personal development strategy, “Own It,” encourages employees to take control of their career through team-building exercises, coaching techniques, and communication strategies. Available to new and tenured employees, our learning solutions are tailored to both individual contributors and leaders and cover a broad swath of skills and competencies.
ERGs Over a decade ago, our first employee resource groups (ERGs) were created to help build communities for our employees with common backgrounds, life experiences, and professional challenges. In the time since their inception, our nine ERGs have grown in both influence and size with 42% of Progressive people belonging to at least one of the following ERGs as of December 31, 2021:
•Asian American Network
•Disabilities Awareness Network
•LGBTQ+ Network
•Military Network
•Network of Empowering Women
•Parent Connection
•Progressive African American Network
•Progressive Latin American Networking Association
•Young Professionals Network
Compensation and Benefits As part of employee compensation, all Progressive people participate in our annual Gainshare bonus program, which measures the growth and profitability of our insurance businesses. We believe Gainshare contributes to the cooperative and collaborative way we work together and, in part, defines our culture. We also monitor pay equity among employees with similar performance, experience, and job responsibilities, and publish the results annually on our website. Additionally, our employee benefits are intended to be competitive and to support the needs of our people and their families. We invest in physical, emotional, and financial health of Progressive people by providing a broad range of benefits.

Spotlight on Diversity, Equity, and Inclusion
We believe that in order to be consumers’ and agents’ number one choice and destination for auto, home, and other insurance, we need to anticipate and understand the needs of our customers. We seek to be diverse in our employee demographics, experiences, and perspectives.
Our commitment to diversity starts at the top with our highly skilled and diverse Board of Directors. We are one of the few public companies with both a female CEO and a different female independent Board Chairperson. Our DE&I efforts are overseen by our Compensation Committee on behalf of the entire Board of Directors, and those efforts are implemented at all levels of the organization.
Our efforts focus on four primary objectives, which have been in place for several years:
•To maintain a fair and inclusive work environment
•To reflect the customers we serve
•For our leaders to reflect the people they lead
•To contribute to our communities
In line with this focus, in 2020 we introduced an ambitious goal to double the representation of people of color in senior leadership from 10% to 20% by the end of 2025. During 2021, we increased this senior leadership representation from 13% to 16%, more than halfway to our goal.
We know we still have much more work to do, but we are committed to these efforts. To learn more, review our disclosures and visit our diversity & inclusion site at progressive.com/about/diversity-and-inclusion. The information on this website is not incorporated by reference in, and does not form part of, this Proxy Statement or any other SEC filing.
See “Compensation Discussion and Analysis - The Role of DE&I” for more information.

EXECUTIVE COMPENSATION HIGHLIGHTS
We believe that our executive compensation program, including the closely aligned companywide annual cash incentive program we call Gainshare, has been a critical component of our strong operating results and shareholder returns in recent years. We believe that this program's structure supports a strong pay-for-performance linkage. For our performance-based equity awards, we have grown faster than the market for the business lines we measure, resulting in the vesting of these awards above targets in each of the past five years, and our Gainshare program has paid out an average of 183% of target over the same five-year period. Our executive compensation program is overseen by the Compensation Committee of the Board. A more detailed discussion of these matters can be found in the Compensation Discussion and Analysis section of this Proxy Statement.
Our executive compensation program has a number of important structural features and guiding policies, including following these executive compensation practices:
What We DO Have
✔ Independent Compensation Committee that establishes compensation for executive officers
✔ Heavy weighting of at-risk “pay for performance” compensation
✔ Below market base salary with opportunity to exceed median with strong performance is typical
✔ Stock ownership guidelines
✔ Clawback/forfeiture provisions (including restatements and reputational harm)
✔ Diversity and inclusion goal embedded into each executive officer’s job objectives which factored into setting 2022 overall annual target compensation
What We DON'T Have
✘ Employment agreements
✘ Guaranteed salary increases or bonuses
✘ Hedging/pledging of our stock
✘ “Timing” of equity awards
✘ Single-trigger change in control benefits
✘ Pension plan or supplemental retirement benefits provided to executives

STAKEHOLDER ENGAGEMENT
We seek to provide transparency into our business, our performance, our strategic priorities, our governance practices, and how our Core Values guide our decisions and support our culture. We share information with our stakeholders in a variety of ways, including:
•monthly earnings releases
•quarterly earnings calls
•annual shareholder meetings
•quarterly letters from our CEO
•annual letters from our Chairperson of the Board
•Corporate Sustainability Reports
•various additional website disclosures
We recognize the value in maintaining open lines of communications with our stakeholders and engage with our stakeholders throughout the year to:
•provide visibility and transparency into our business, our performance, and our corporate governance, ESG, and compensation practices
•discuss with our investors the issues that are important to them, hear their expectations for us and share our views
•assess emerging issues that may affect our business, inform our decision making and enhance our corporate disclosures
BUSINESS PERFORMANCE HIGHLIGHTS
During 2021, we wrote $5.8 billion more in net premiums, compared to 2020, and added nearly 1.8 million policies in force to end the year at $46.4 billion in net premiums written and 26.5 million policies in force. Our underwriting profitability decreased 57% in 2021, partially reflecting an increase in personal auto claims frequency as driving patterns have begun to stabilize, although not returned to pre-COVID pandemic levels, an increase in claims severity, driven by inflation rates and used car values, and higher catastrophe losses during 2021.
Our investment portfolio generated a fully taxable equivalent total return of 2.6%. In light of our strong capital position during 2021, we: (a) returned aggregate dividends of $1.90 per common share to our shareholders, including our $1.50 per common share annual dividend and our $0.10 per common share quarterly dividends, and (b) repurchased 2.4 million of our common shares at an average cost of $91.52 per common share. We ended 2021 with $23.1 billion of total capital and a debt to total capital ratio of 21.2%.

Following are a few key performance metrics for 2021:

Net premiums written growth	14%
Policies in force growth	7%
Combined ratio	95.3
Underwriting margin	4.7%
Returns on average common shareholders’ equity:
Net income	18.6%
Comprehensive income	13.6%
Net income	$3.4 billion
Net income per common share	$5.66
Declared common shareholder dividends	$1.1 billion
Repurchased common shares	$0.2 billion
We encourage you to review our Annual Report to Shareholders for additional information on our 2021 performance and our financial results.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed at 12, and there are currently 12 directors on the Board. As stated in our Corporate Governance Guidelines, the Board may change the size of the Board from time to time depending on its needs and the availability of qualified candidates. In this proposal, we are asking shareholders to elect as directors the 12 nominees named below.
Each director elected will serve a one-year term and until their successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.
NOMINEES FOR DIRECTOR
Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board:
•Philip Bleser
•Stuart B. Burgdoerfer
•Pamela J. Craig
•Charles A. Davis
•Roger N. Farah
•Lawton W. Fitt
•Susan Patricia Griffith
•Devin C. Johnson
•Jeffrey D. Kelly
•Barbara R. Snyder
•Jan E. Tighe
•Kahina Van Dyke
Information regarding the nominees can be found below under “– Director Nominee Highlights” and “ – Director Nominee Information.”

The Board of Directors recommends that you vote FOR the election of each nominee.
DIRECTOR NOMINEE SELECTION PROCESS
The Board is responsible for recommending director candidates for election by the shareholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Governance Committee, which identifies, evaluates, and recruits highly qualified director candidates and recommends them to the Board.

Qualifications, Experiences, and Skills
The Nominating and Governance Committee evaluates each director candidate individually when considering whether the candidate should be nominated to serve on the Board. The committee will give due consideration to factors deemed relevant by the committee or the Board, including whether the candidate possesses the general qualities required to serve successfully as a director, including: intelligence, thoughtfulness, diligence, judgement, character, and commitment.
The committee reviews the candidate’s relevant experiences, the extent of their demonstrated excellence and success in their chosen career and the specific attributes, skills, talents, or knowledge the candidate would be expected to add to the Board.
In addition to the qualifications that each director nominee must have, the Board believes that one or more of its Board members should possess the following experiences and expertise because of their particular relevance to the company’s business, strategy and structure. These experiences and expertise were considered by the committee in connection with this year’s director nomination process.
•Accounting & Finance
•Corporate Governance
•Highly Regulated Businesses
•Insurance/Financial Services
•Investment & Capital Management
•Leadership
•Retail/Marketing
•Risk Management
•Technology/Cybersecurity
The committee also considers the company’s and the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to, or the continued service on, the Board would enhance the Board’s overall diversity and capabilities.
Diversity
The Board’s policy is to include individuals with a wide variety of tenure, talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as race, ethnicity, sexual orientation, gender, nationality, age, and disability, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases.
The committee’s work in recruiting new members will continue to reflect their commitment to achieve such diversity. To evaluate the impact of the addition of a candidate on the diversity of the Board, the committee considers how distinct the candidate’s background, experiences, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristic, skill, or a combination thereof.
Other Public Company Board Commitments
The Board expects that each director will devote sufficient time and effort as necessary to serve as a director and as a member of the Board’s committee(s) to which the director may be assigned.
Therefore, in accordance with our Corporate Governance Guidelines:
•directors that are actively involved in an executive capacity with the company or another publicly held company can sit on no more than two public companies in addition to the company (excluding subsidiaries or companies in which the director’s employer holds an investment); and
•directors that are not actively involved in management of the company or another company (including a non-executive board chairperson) can sit on no more than four public companies in addition to the company.
Director commitment levels are reviewed at least annually to confirm that each director has sufficient time to perform their duties.

DIRECTOR NOMINEE HIGHLIGHTS
Director Nominee Diversity
We are one of a few companies in the Fortune 500 with both a female CEO and a different female independent Board chairperson. The nominees include a diverse mix of directors.

Director Experiences, Qualifications, Attributes, and Skills
The Board believes that it is desirable that the following experiences, qualifications, attributes, and skills be possessed by one or more of its Board members because of their particular relevance to the company’s business and structure, and these were all considered by the Nominating and Governance Committee in connection with this year’s director nomination process:

	Accounting & Finance	Corporate Governance	Highly Regulated Businesses	Insurance/ Financial Services	Investment & Capital Management	Leadership	Retail/Marketing	Risk Management	Technology/Cybersecurity
Philip Bleser	●	●	●	●	●	●	●	●
Stuart B. Burgdoerfer	●	●			●	●	●	●
Pamela J. Craig	●	●			●	●		●	●
Charles A. Davis	●	●	●	●	●	●		●
Roger N. Farah	●	●				●	●	●
Lawton W. Fitt	●	●	●	●	●	●		●
Susan Patricia Griffith		●	●	●		●	●	●
Devin C. Johnson	●					●	●		●
Jeffrey D. Kelly	●	●	●	●	●	●		●
Barbara R. Snyder			●	●		●	●	●	●
Jan E. Tighe		●	●			●		●	●
Kahina Van Dyke				●	●	●	●		●

DIRECTOR NOMINEE INFORMATION
The following information is provided for each nominee and includes descriptions of each nominee’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that the nominee should serve on the Board of Directors. Unless otherwise indicated, each nominee has held the principal occupation indicated for more than five years. Current directorships at other public companies and former directorships held during the last five years are also shown. The term of each current director expires at the Annual Meeting.

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Philip Bleser (67) Director since: 2017	Retired; Chairman of Global Corporate Banking, JPMorgan Chase & Co., New York, New York (financial services) from April 2015 through June 2016

	Prior to retiring in 2016, Mr. Bleser served on the executive leadership team at JPMorgan Chase (JPM), a preeminent commercial bank and financial services company, where he led the firm’s global corporate banking efforts. In these roles, Mr. Bleser’s responsibilities included, among others, strategic direction and execution, risk management, and operations of a global, technology- and customer-driven corporate banking operation. His financial and operational roles position him well to be a valuable member of our Audit Committee as an Audit Committee Financial Expert. Mr. Bleser also previously served on the board of a specialty retail company, enhancing his experience in the areas of public company governance and the operations of its audit and nominating and corporate committees, as well as deepening his understanding of a consumer-facing retail business.	Current None Former Francesca’s Holding Corp.

Key Skills: Accounting & Finance Corporate Governance Highly Regulated Businesses Insurance/Financial Services Investment & Capital Management Leadership Retail/Marketing Risk Management

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Stuart B. Burgdoerfer (59) Director since: 2009
Retired; Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing) from April 2007 to August 2021; Interim Chief Executive Officer of VS NewCo (retailing) from May 2020 to February 2021

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience in leadership roles as a financial professional and senior executive. His experience includes work as a CPA at Deloitte, as a management consultant and in financial leadership roles at PepsiCo/YUM Brands subsidiary Pizza Hut, and as Senior Vice President of Finance at The Home Depot. Mr. Burgdoerfer’s experience also includes service as a member of the Board of Trustees at Spelman College. Mr. Burgdoerfer was the Executive Vice President and Chief Financial Officer of L Brands from April 2007 through August 2021, and served from May 2020 through February 2021 as Interim Chief Executive Officer of L Brand’s subsidiary Victoria's Secret (VS NewCo), expanding his executive and leadership responsibilities at this global retail company. Mr. Burgdoerfer enhances the Board’s financial expertise and adds great value to the Audit Committee as the Committee Chair and an Audit Committee Financial Expert.
Current None Former None

Key Skills: Accounting & Finance Corporate Governance Investment & Capital Management Leadership Retail/Marketing Risk Management
Pamela J. Craig (65) Director since: 2018	Retired; Chief Financial Officer, Accenture PLC, Dublin, Ireland (global management consulting)

Ms. Craig is the former Chief Financial Officer of the global professional services firm, Accenture PLC. Ms. Craig worked at Accenture for 34 years in a variety of consulting and executive roles, where she developed extensive finance, capital management, operational, enterprise risk management, and technology expertise, as well as leadership experience in the context of a large, growth-oriented organization. In addition, her current and past service as a director of other significant public companies, and as a member of their audit, compensation, and governance committees, provide her with valuable experience in addressing the many risks and governance issues facing public companies.
Current Merck & Co., Inc. 3M Company Corning Incorporated Former Akamai Technologies, Inc. Walmart Inc.

Key Skills: Accounting & Finance Corporate Governance Investment & Capital Management Leadership Risk Management Technology/Cybersecurity

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Charles A. Davis (73) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work as a partner at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and as Chief Executive Officer of Stone Point Capital LLC. Mr. Davis has extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He has substantial corporate governance and risk expertise from his decades of investment banking and private equity experience, as well as his service on the boards of other public and private companies.

Current AXIS Capital Holdings Limited Former The Hershey Company

Key Skills: Accounting & Finance Corporate Governance Highly Regulated Businesses Insurance/Financial Services Investment & Capital Management Leadership Risk Management
Roger N. Farah (69) Director since: 2008	Retired; Executive Director, Tory Burch LLC, New York, New York (retailing) from March 2017 through December 2017; Co-Chief Executive Officer, Tory Burch LLC, prior to March 2017

	Mr. Farah was chosen to serve as a director principally due to his prior experiences serving in executive officer positions at Ralph Lauren Corporation and Tory Burch LLC and his director position at other public companies. The extensive management and operational experience Mr. Farah has in over 40 years in the retail industry enables him to provide insights, particularly in the area of customer trends, product development, brand management, and risk analysis, from a consumer-focused industry that is different than the property and casualty insurance industry. He also has significant experience addressing the risks and corporate governance issues facing public companies.	Current CVS Health Corporation Former Aetna, Inc. Metro Bank PLC Tiffany & Co.

Key Skills: Accounting & Finance Corporate Governance Leadership Retail/Marketing Risk Management

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Lawton W. Fitt (68) Director since: 2009	Chairperson of the Board, The Progressive Corporation, Mayfield Village, Ohio since May 2018; Lead Independent Director, Progressive, prior to May 2018; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt brings a strong financial and corporate governance background to her service as Chairperson of our Board of Directors. She has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.
Current Ciena Corporation The Carlyle Group Inc. Micro Focus International plc Former ARM Holdings plc

Key Skills: Accounting & Finance Corporate Governance Highly Regulated Businesses Insurance/Financial Services Investment & Capital Management Leadership Risk Management
Susan Patricia Griffith (57) Director since: 2016	President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio since July 2016; Personal Lines Chief Operating Officer prior to July 2016

	Mrs. Griffith has been with the company since 1988 and has held a series of executive leadership positions, including Chief Executive Officer (since 2016), Chief Human Resource Officer, Claims Group President (in charge of the entire Claims organization), President of Customer Operations (overseeing the contact center (sales and delivery), customer experience, systems experience, and workforce management groups), and Personal Lines Chief Operating Officer, where she oversaw the Personal Lines, Claims, and Customer Relationship Management groups. Mrs. Griffith’s intimate knowledge of the company and her leadership experience give her a deep understanding of our culture, operations, challenges, and opportunities.	Current FedEx Corporation Former The Children’s Place, Inc.

Key Skills: Corporate Governance Highly Regulated Businesses Insurance/Financial Services Leadership Retail/Marketing Risk Management

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Devin C. Johnson (48) Director since: 2020
President and Chief Operating Officer, The SpringHill Company (global consumer and entertainment) since March 2022; Chief Operating Officer, The SpringHill Company from April 2020 to March 2022; President and Chief Operating Officer, UNINTERRUPTED, LLC (entertainment and media) prior to April 2020

Mr. Johnson brings a strong history of executive management and operational experience in digital and social media, brand creation and marketing, and content production. Mr. Johnson has extensive leadership experience in marketing, understanding and applying consumer insights, media and content delivery in the consumer products arena, and start-up and business development. His education includes an MBA from The Fuqua School of Business at Duke University, as well as a BBA from the University of Michigan. Through his roles as the President and Chief Operating Officer of The SpringHill Company and previously as the President of UNINTERRUPTED, LLC, he has gained expertise in creating culturally inspired brands, entertainment, and products.
Current None Former None

Key Skills: Accounting & Finance Leadership Retail/Marketing Technology/ Cybersecurity
Jeffrey D. Kelly (68) Director since: 2012 Prior service: 2000-2009
Retired; Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services)

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and a large reinsurer. Mr. Kelly’s experience on the Board gives him insight into our insurance and investment operations. Due to his past roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry and understanding of reinsurance markets. Mr. Kelly’s financial expertise is utilized in his role as an Audit Committee Financial Expert on our Audit Committee.
Current None Former None

Key Skills: Accounting & Finance Corporate Governance Highly Regulated Businesses Insurance/Financial Services Investment & Capital Management Leadership Risk Management

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Barbara R. Snyder (66) Director since: 2014
President, The Association of American Universities (higher education) since October 2020; President, Case Western Reserve University, Cleveland, Ohio, prior to October 2020

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University for 13 years and her appointment as President of The Association of American Universities (AAU), as well as leadership positions she has held at non-profit and university organizations and as a member of the board of directors of a large financial services company. At Case she led a revitalization of the school, while overseeing enhancements of academic excellence, faculty collaboration, strategic planning, fundraising efforts, cybersecurity initiatives, and the qualifications and diversity of Case’s student body. Her executive role at a leading university, and now the broader outlook that comes with the presidency of AAU, an organization representing America’s leading research universities, brings a unique perspective to our Board.
Current KeyCorp Former None

Key Skills: Highly Regulated Businesses Insurance/Financial Services Leadership Retail/Marketing Risk Management Technology/Cybersecurity
Jan E. Tighe (59) Director since: 2019
U.S. Navy, Vice Admiral, Retired; Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, U.S. Navy (military) from July 2016 to July 2018

Prior to retiring in 2018, Vice Admiral Tighe served in the U.S. Navy for 38 years, including leadership roles in the Navy and for the National Security Agency. She most recently served as the Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence. Vice Admiral Tighe also had prior leadership positions in U.S. Cyber Command, the Navy’s Fleet Cyber Command, and as President of the Navy’s Postgraduate School. A graduate of the U.S. Naval Academy and the Naval Postgraduate School, she holds a M.S. in Applied Mathematics and a Ph.D. in Electrical Engineering. She has been a Governance Fellow of the National Association of Corporate Directors (NACD) since August 2018, and in 2021 achieved NACD directorship certification. She serves as a director at three other public companies. Vice Admiral Tighe brings to the Board extensive leadership and operational experience in complex cybersecurity matters, information technology systems, technology risk management, and strategic assessment, planning, and implementation.

Current The Goldman Sachs Group, Inc. Huntsman Corporation IronNet Former None

Key Skills: Corporate Governance Highly Regulated Businesses Leadership Risk Management Technology/Cybersecurity

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Kahina Van Dyke (50) Director since: 2018
Global Head, Digital Channels and Client Data Analytics, Standard Chartered PLC, London, England (international banking) since February 2020; Senior Vice President of Business and Corporate Development, Ripple Labs, Inc., San Francisco, California (global digital payments network) from July 2018 through December 2019; Global Director of Financial Services & Payment Partnerships, Facebook, Inc., Menlo Park, California (online social media) from October 2017 through May 2018; Global Director of Payment Partnerships & Commerce, Facebook, Inc., prior to October 2017

Ms. Van Dyke is the Global Head, Digital Channels and Client Data Analytics at Standard Chartered’s Corporate Commercial and Institutional Banking Division where she is focused on developing a digital banking platform for global trade, commerce, and financial services. In previous roles at Ripple and Facebook, she was responsible for strategic partnerships and investments across the global financial and technology industries and working with external companies to develop and grow financial products and services. She brings to our Board extensive senior management experience in international consumer and corporate banking combined with leadership at a major technology company, and she is a global female leader in emerging digital banking models and financial technology. She is also the Founder and Chair of the Global Women Executive Leadership Council, a group that promotes leadership and peer mentoring for women in more than 70 countries.

Current None Former None

Key Skills: Insurance/Financial Services Investment & Capital Management Leadership Retail/Marketing Technology/Cybersecurity
VOTE REQUIRED FOR ELECTION
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 12 nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if the nominee receives a majority of the votes cast, which is sometimes referred to as a majority voting standard. If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a plurality voting standard). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares
(including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, they are expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Nominating and Governance Committee will review the resignation and present to the full Board under procedures set forth in our Corporate Governance Guidelines and the Board will announce its determination about whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender their resignation during the 10-day period after certification, their term of office will expire automatically upon the expiration of the 10-day period. There have been no exceptions or waivers to this policy in the last three years.
If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that the shareholder desires the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairperson or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate their voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares the shareholder holds, or distribute such number of votes among the nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or the shareholder submits their proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as their proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by their proxy, and by other proxies held by them, so as to elect as many of the 12 nominees named above as possible.

OTHER BOARD OF DIRECTORS INFORMATION
BOARD OF DIRECTORS INDEPENDENCE
DETERMINATIONS
We are required to have a majority of independent directors under New York Stock Exchange (NYSE) Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding each of our directors. Accordingly, the Board has considered the independence of our current Board members. In conducting this review, the Board took into account each director’s current employment situation (if any) and other relationships that could impact the independence determination under NYSE rules, including certain transactions that took place in 2021 or are expected in 2022 between Progressive and companies with which the director is affiliated. Specifically, the Board considered ordinary course transactions involving reinsurance, cyber liability insurance, claims resolution and administration, agency commissions and administration, employee health and welfare plan administration, data and software services, and background checks for potential employees, among others. Based on this review, the Board determined that each of our current directors is independent under the NYSE standards, other than Mrs. Griffith, who is an executive officer of the company.
BOARD LEADERSHIP STRUCTURE
Lawton Fitt has been Chairperson of the Board since May 2018. Ms. Fitt is independent from management under NYSE rules, and she has a strong business background, executive management experience, and additional experience as a member of a number of public company boards. Ms. Fitt’s knowledge of our businesses acquired as a Board and committee member, her demonstrated willingness to challenge management and the status quo, and her effective working relationship with Mrs. Griffith also contributed to the Board’s decision to elect Ms. Fitt as Chairperson of the Board.

BOARD RISK OVERSIGHT
The Board of Directors is ultimately responsible for overseeing our risk profile and risk management processes. To facilitate these responsibilities, the Board assigns certain risk oversight to each of its main committees through each committee’s charter. Annually, each committee reviews and reassesses the adequacy of its charter, and the Nominating and Governance Committee oversees the allocation of risk among the committees and makes appropriate recommendations to the Board. Each committee regularly reports to the full Board on the risks that it oversees.
Audit Committee The Audit Committee oversees risks relating to financial statements, financial controls, internal and external audit functions, and external reporting. In addition, the committee monitors our Enterprise Risk Management (ERM) program. These responsibilities include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including leaders and other representatives of the risk management department, compliance and ethics group, law department, internal audit, physical and information security group, external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and mitigate such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. While the oversight of ERM and the MRC entails a broader focus than the other committees, the Audit Committee is not responsible for risks that are overseen by the other committees.
Compensation Committee The Compensation Committee regularly reviews any major risks arising from our compensation plans and programs, and executive and director compensation decisions. The committee also oversees several aspects of our human capital management strategies as well as our diversity, equity and inclusion efforts and related risks.
Investment and Capital Committee The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration, and that risk is appropriately taken into consideration in connection with proposed strategic investments.
Nominating and Governance Committee In addition to monitoring the risk allocation among the committees, the Nominating and Governance Committee is responsible for overseeing and addressing with management risks relating to the Board’s and the company’s governance practices, stakeholder concerns, and environmental, including climate change, and social factors and initiatives impacting us. The committee further coordinates efforts relating to succession planning for executives and directors, assesses the qualifications and diversity of directors, and makes recommendations to the Board on potential candidates for election to the Board.
Technology Committee The Technology Committee oversees the company’s technology and information security risks. The committee reviews the major risks arising from our technology, digital and data strategies, legacy systems, technology investments and operations, cybersecurity programs, and technology-related business continuity and disaster recovery programs. The committee also oversees management’s efforts to mitigate these risks.
The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the applicable committee. On the other hand, the committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. The Board’s Chairperson, Ms. Fitt, consults with the committee Chairs, as necessary, to ensure that significant risk issues are brought to the attention of the full Board. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.
MEETINGS OF THE BOARD OF DIRECTORS AND ATTENDANCE
During 2021, the Board of Directors held six meetings and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
All directors attended at least 75% of their scheduled Board and committee meetings during their committee tenure in 2021.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2021 Annual Meeting was attended by all of the directors.
A copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance.
MEETINGS OF THE NON-MANAGEMENT AND INDEPENDENT DIRECTORS
Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. In the event that the Chairperson is not available to lead the meetings of non-management directors, the presiding director would be chosen by the non-management directors in attendance. In 2021, the non-management directors met in executive session five times, and each meeting of the non-management directors also was a meeting of the independent directors.

BOARD COMMITTEES
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, a Nominating and Governance Committee, and a Technology Committee, as described below. The written charter for each of the committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance.
The following table summarizes the Board’s current committee assignments:

Name	Audit	Compensation	Investment and Capital	Nominating and Governance	Technology	Executive
Philip Bleser	✓*			✓
Stuart B. Burgdoerfer	C*				✓
Pamela J. Craig		✓			C
Charles A. Davis			C
Roger N. Farah		C		✓		✓
Lawton W. Fitt			✓	C		✓
Susan Patricia Griffith						C
Devin C. Johnson					✓
Jeffrey D. Kelly	✓*
Barbara R. Snyder		✓
Jan E. Tighe		✓			✓
Kahina Van Dyke			✓		✓
✓Member of the committee
C Chair of the committee
* Audit Committee Financial Expert
Audit Committee The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties.
The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of their independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2021, the Audit Committee met nine times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
The Board of Directors has determined that each of Mr. Burgdoerfer, Mr. Bleser, and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined in the applicable SEC rules, and that each has accounting or related financial management expertise.
Mr. Burgdoerfer was formerly Chief Financial Officer of L Brands, Inc. and previously served as the Senior Vice President of Finance of a major retail company. Mr. Bleser was formerly the Chairman of Global Corporate Banking and the Head of Global Corporate Banking of JPMorgan Chase & Co. and also previously served on the audit committee of a publicly traded specialty retail company. Mr. Kelly was formerly the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the Chief Financial Officer at a major commercial bank.
Compensation Committee The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes final determinations regarding executive compensation, including salary, equity-based awards, and annual cash incentive targets, and related performance goals, formulae, and procedures. The committee (or in certain circumstances, the full Board of Directors, based on the committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple committee meetings and in meetings between the committee and management, including our Chief Executive Officer, our Chief Human Resources Officer, members of our compensation and law departments, and sometimes compensation consultants. In addition, the committee frequently reports to the full Board of Directors on executive compensation matters.
The committee’s determinations regarding incentive compensation for executive officers (for example, performance criteria and standards relating to “Gainshare,” our annual cash incentive program) generally also apply to incentive plans covering most other employees. Under this program, executives and non-executives alike are motivated to achieve the same performance objectives. The committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for employees other than executive officers. During 2021, the Compensation Committee met seven times and adopted resolutions by written action pursuant to Ohio corporation law on six occasions.
During 2021, the committee used Semler Brossy Consulting Group, LLC as its compensation consultant. The committee determined that Semler Brossy does not have a conflict of interest.
During 2021, management retained Pay Governance LLC to provide comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pay Governance does not have a conflict of interest.
Investment and Capital Committee The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements and internal guidelines pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of external money managers; the company’s Strategy Group and proposed strategic investments; and such other matters as the Board or the committee deems appropriate. The committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation, as well as significant strategic investments. During 2021, the Investment and Capital Committee met five times.
Nominating and Governance Committee The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The committee also oversees the process for evaluating director, committee, and board performance.
The committee also is responsible for monitoring corporate governance matters affecting the Board and the company. The committee regularly reviews our Corporate Governance Guidelines to ensure that they continue to correspond to and support the Board’s governance philosophy. The committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. The committee also oversees environmental and social concerns impacting us, including those related to climate change. At each of its meetings during 2021, the committee received updates from the company’s management concerning ESG matters. During 2021, the Nominating and Governance Committee met five times.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the committee by following the procedures described under “Other Matters – Procedures for Recommendations and Nominations of Directors and Shareholder Proposals.”
Technology Committee The Technology Committee is responsible for overseeing the use of technology in executing our business strategies. These responsibilities include oversight of technology strategies (including digital strategies), technology investments, cybersecurity programs, operational performance, technology-related business continuity and disaster recovery efforts, and related industry trends. The committee, which includes directors with technology and cybersecurity experience, met a total of five times during the year. At each of those meetings, the committee received updates from the company’s Chief Information Officer and Chief Security Officer, among other members of management, on technology investments, IT programs and operations, and the company’s information security programs, matters, and efforts.
Executive Committee The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees and the power to adopt amendments to our Code of Regulations. During 2021, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on five occasions.
BOARD EVALUATION PROCESS
Our Board recognizes that a constructive evaluation process enhances our Board’s effectiveness and supports good corporate governance. Every year, the Nominating and Governance Committee oversees a self-evaluation process of our Board’s overall performance, and of each of our Board’s committees, which is designed to elicit feedback from the directors that will improve the effectiveness of the Board and the committees, and enable each director to contribute actively to the work of the Board. The committee reports these results to the full Board for discussion, and feedback is shared with directors.
In assessing their performance, the Board and its committees take a multi-year perspective to identify and evaluate trends. Each year, the committee re-examines the evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback. Accordingly, the process varies year to year and involves one or a combination of evaluative approaches, including written surveys, individual interviews, group discussions in executive session, and/or engagement of a third-party facilitator.
In 2021, the committee engaged an independent third party to conduct the annual evaluations to gain an additional perspective and encourage even more candid participation and feedback. The Nominating and Governance Committee plans to continue to evaluate the use of an independent third party for the evaluations every few years as part of its multi-year approach.
In early 2022, the process utilized a written survey addressing a wide range of topics including:
•Board overall effectiveness
•Board composition
•Committee structure and effectiveness
•Board meeting content and structure
•Board and committee information needs
The Nominating and Governance Committee reports these results to the full Board for discussion, and utilizes the information obtained to enhance Board and committee performance and processes.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders or other interested parties may send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors and sent to either of the following:
•Lawton W. Fitt, Chairperson of the Board
    email: chair@progressive.com
•Daniel P. Mascaro, Secretary
    The Progressive Corporation
    6300 Wilson Mills Road
    Mayfield Village, OH 44143
    or email: secretary@progressive.com
The recipient will promptly forward appropriate communications to the full Board of Directors or to the non-management directors, as specified by the sending party.
TRANSACTIONS WITH RELATED PERSONS
From time to time, we may enter into transactions with a director or executive officer, certain of their relatives, or an entity in which one or more of our directors or executive officers, or a relative of such person, is an owner, director, or executive officer. With limited exceptions relating to transactions made in the ordinary course of our businesses and certain low dollar transactions, such transactions must be disclosed to and approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions as they are identified and, for ongoing transactions, on an annual basis thereafter.
During 2021, no transactions with related persons exceeding $120,000 in value were identified and reportable under SEC rules. For purposes of these disclosures, we exclude purchases of Progressive insurance policies, payments of claims required by our insurance policies, and other ordinary course transactions were determined not to confer a material interest in our director, executive officer, or other related person.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Farah (Chair), Ms. Craig, Ms. Snyder, and Ms. Tighe served as members of the Board’s Compensation Committee during 2021. There are no Compensation Committee interlocks.

EQUITY OWNERSHIP GUIDELINES FOR DIRECTORS
Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times the director’s compensation (based on primary committee assignment) for the most recently completed term, and then the director must maintain such level of holdings throughout their tenure as a director. See “Director Compensation – Narrative Disclosure of Director Compensation Table” for additional information.

MANDATORY DIRECTOR RETIREMENT
Although the Board does not believe that term limits are appropriate, the Board does support a mandatory retirement age for directors. Accordingly, our Corporate Governance Guidelines provide that the Board will not nominate for election by shareholders a candidate for director who is eighty years of age or older at the time of such nomination, nor will the Board appoint such an individual to a vacant seat on the Board. The Board has not waived this requirement in the last three years.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the three directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Mr. Burgdoerfer, Mr. Bleser, and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2021, the committee held 9 meetings to review these matters and conduct other business.

The committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2021, the committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The committee’s appointment of PwC was ratified by shareholders at the company’s 2021 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2021 audit, the committee received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the committee has discussed with PwC its independence. In addition, the committee reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the committee; and the other matters that PwC is required to communicate to the committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The committee also oversees the work of PwC and the company’s internal audit staff. During the 2021 audit, the committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, the overall quality of the company’s financial reporting, and the critical accounting matters addressed during PwC's audit.

Notwithstanding the committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2021. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

After reviewing the performance of PwC in planning and conducting the 2021 audit, and considering PwC's independence, quality of services and communications, and sufficiency of resources, among other matters, the committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2022. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2022 Annual Meeting of Shareholders.

The committee operates under a written charter, the terms of which are reviewed annually by the committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Stuart B. Burgdoerfer, Chair
Philip Bleser
Jeffrey D. Kelly

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	47,203,179 [2]	8.1%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, NY 10055	45,790,327 [3]	7.8%
1The information contained in this table, including related footnotes, is derived from the Schedule 13G/A filings made by the identified beneficial owners as of December 31, 2021.
2The Vanguard Group Inc. has sole investment power over 44,795,977 shares, shared investment power over 2,407,202 shares, shared voting power over 929,888 shares, and does not have sole voting power over any shares.
3BlackRock, Inc. and its subsidiaries have sole investment power over 45,790,327 shares, sole voting power over 39,369,521 shares, and does not have shared investment or voting power over any shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2022, by each director of Progressive, each nominee for director, and each of the named executive officers (as identified in “Executive Compensation – Summary Compensation Table”) and all current directors and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2022.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
Philip Bleser	19,082	*	1,455	20,537
Stuart B. Burgdoerfer	24,501	*	—	24,501
Patrick K. Callahan	22,841	*	112,744	135,585
Pamela J. Craig	8,870	*	200	9,070
Charles A. Davis	340,453	*	12,626	353,079
Roger N. Farah	110,389	*	30,337	140,726
Lawton W. Fitt	106,953	*	22,351	129,304
Susan Patricia Griffith	532,565	*	116,022	648,587
Devin C. Johnson	3,693	*	—	3,693
Jeffrey D. Kelly	68,720	*	—	68,720
Remi Kent	3,645	*	16,083	19,728
John P. Sauerland	399,219	*	39,889	439,108
Michael D. Sieger	47,238	*	21,828	69,066
Barbara R. Snyder	29,443	*	16,874	46,317
Jan E. Tighe	2,143	*	4,072	6,215
Kahina Van Dyke	9,095	*	—	9,095
All 24 Executive Officers and Directors as a Group	1,918,111	*	498,466	2,416,577
*Less than 1% of Progressive’s outstanding common shares.

1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
Philip Bleser	2,948	16,134	—
Stuart B. Burgdoerfer	1,896	—	22,605
Patrick K. Callahan	—	—	22,841
Pamela J. Craig	1,854	4,509	2,507
Charles A. Davis	2,948	10,768	326,737
Roger N. Farah	3,090	99,760	7,539
Lawton W. Fitt	4,802	92,762	9,389
Susan Patricia Griffith	—	—	532,565
Devin C. Johnson	2,710	—	983
Jeffrey D. Kelly	1,683	—	67,037
Remi Kent	—	—	3,645
John P. Sauerland	—	—	399,219
Michael D. Sieger	—	—	47,238
Barbara R. Snyder	2,710	9,365	17,368
Jan E. Tighe	1,712	431	—
Kahina Van Dyke	2,853	—	6,242
All 24 Executive Officers and Directors as a Group	29,206	233,729	1,655,176
a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2017 Directors Equity Incentive Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.
b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the Directors Restricted Stock Deferral Plan), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation – Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.
c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, family members. For Mrs. Griffith, the amount includes a total of 91,746 common shares held in trust for the benefit of her spouse and 19,059 common shares held by her spouse in our 401(k) plan. For Mr. Sauerland, this amount includes 64,074 shares beneficially owned by his family members and related entities, of which he may be deemed a beneficial owner by virtue of voting, investment and dispositive power over such shares but in which he has no pecuniary interest. Mr. Sauerland disclaims beneficial interest over such shares.
2 Percentage based solely on “Total Common Shares Beneficially Owned.”
3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the applicable director's or executive officer's account under one or more of our deferred compensation plans as dividend equivalent units, or, as it relates to our executive officers, under our 2015 Equity Incentive Plan. In each case, the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. For the applicable executive officers, amounts in this column: (a) include outstanding time-based restricted stock unit awards, some of which, for certain executives officers, could vest upon retirement assuming that the executive officer has satisfied the Rule of 70 requirements, but for which distribution to the executive officer is delayed under Section 409A of the Internal Revenue Code, and (b) exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” and “Executive Compensation – Potential Payments Upon Termination or Change in Control” for additional information on these awards.

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our vision is to become consumers’ and agents’ number one choice and destination for auto, home, and other insurance. For many years, our goal has been to grow as fast as we can at a 96 or better combined ratio while continuing to deliver high-quality customer service. We believe that focusing on this goal will increase shareholder value over the long term.
We structure our executive compensation programs to support this goal, providing a strong alignment between pay and performance. We generally provide target compensation to our executives below the market median, with performance-based compensation providing upside potential when we perform well against pre-established and objective measures that we believe correlate to shareholder value. In addition, we provide a high percentage of total compensation to executives in the form of equity awards, and we believe that these awards support a strong pay-for-performance linkage and further align the interests of our executives with those of our shareholders.
We believe that our compensation programs have contributed to our exceptional, and profitable, growth in recent years. For example, over the past three years, we have profitably grown our net premiums earned (the source of virtually all of our non-investment revenue) by $13.4 billion, or 43%. During 2021, net premiums written grew by 14% and net premiums earned grew by 13%, at a profitable 95.3 combined ratio. We believe this performance exceeds the underwriting performance of our industry peers.
We continue to demonstrate strong pay-for-performance alignment in our equity and cash incentive awards. For our performance-based equity awards, we have grown faster than the market for the business lines we measure, resulting in the vesting of these awards above target in each of the past five years, and our Gainshare program has paid out an average of 183% of target over the same time period.
In addition, our cumulative total shareholder return over the past five years exceeded that of the S&P 500 and our industry peer group by 1.8 times (x) and 1.9x, respectively, as disclosed in our performance graph in our 2021 Annual Report to Shareholders. See “Proxy Statement Summary” for annual financial results and shareholder return for 2021.
COMPENSATION HIGHLIGHTS FOR 2021
Consistent with prior years, the awards made in 2021 to our Chief Executive Officer and the other named executive officers or NEOs (identified in “-Other Named Executive Officers” below) were heavily weighted toward at-risk, including performance-based, compensation.
CEO Compensation Decisions
At-risk annual cash incentive and equity awards remained unchanged in 2021 and represented 96% of maximum potential compensation and 93% of target compensation
Salary remained unchanged and well below the market median
Annual Cash Incentive (Gainshare) could range from zero to 5.0x salary, with a 2.5x target
Annual Equity awards:
•Time-based: 3.0x salary
•Performance-based at target:
•Insurance operations: 6.0x salary
•Investment results: 1.0x salary

CEO Target Compensation

Cash
Equity
At-Risk
Salary
Bonus
Time-Based Equity
Performance-Based Equity

CEO’s equity ownership (as of January 31, 2022): Our CEO directly owned shares valued at 48x salary, well in excess of the 6x required by our Corporate Governance Guidelines (which excludes all unvested equity awards).

Other Named Executive Officers
At-risk annual cash incentive and equity awards averaged 90% of maximum potential compensation and 82% of target compensation
Only one named executive officer received a salary increase
Annual cash incentives vary by executive and could range between zero and 3.0x salary; targets range between 1.0x and 1.5x salary

Annual Equity awards:
•Time-based: 1.0x salary
•Performance-based at target: 2.13x salary, on average

NEO Annualized Target Compensation
Cash
Equity
At-Risk
Salary
Bonus
Time-Based Equity
Performance-Based Equity

Equity ownership requirements (as of January 31, 2022): Each of the NEOs was in compliance with the expectation in our Corporate Governance Guidelines that they hold equity (including unvested time-based equity awards) valued at a minimum of 3.0x salary.
For 2021, the other NEOs included John P. Sauerland, our Vice President and Chief Financial Officer, Patrick K. Callahan, our Personal Lines President, Michael D. Sieger, our Claims President during 2021, and Remi Kent, our new Chief Marketing Officer, who joined us on November 1, 2021.
Ms. Kent has more than 20 years of experience in marketing, working with and leading several well-known global brands. Most recently, Ms. Kent was the Senior Vice President and Global Chief Marketing Officer of the Consumer Business Group of 3M. During 2021, the Committee received periodic updates from management concerning the external CMO search process, reviewed relevant compensation-related market data, and approved Ms. Kent’s initial compensation package shortly before an offer of employment was made. In order to encourage Ms. Kent to join the company and in consideration of the compensation Ms. Kent would forego at her prior employer, the Committee also approved additional one-time sign-on compensation. This included a cash bonus paid shortly after her hire, a time-based equity award that permits the company to recoup the shares that vested in January 2022 in some circumstances, and a severance benefit intended to align the amount Ms. Kent would receive in the event that she became entitled to benefits under the Executive Severance Allowance Plan as a result of a separation, during Ms. Kent’s first two years of service, to the amount the other executive officers would receive under similar circumstances (three times base salary).
2021 Say-on-Pay Vote
At our 2021 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 95% of the votes cast in support. During 2021, the Compensation Committee of the Board of Directors reviewed these results with management. Due to the strong level of shareholder support and the absence of specific concerns expressed by shareholders, the committee determined that no specific actions with respect to 2022 compensation should be taken as a result of the say-on-pay vote.
OUR EXECUTIVE COMPENSATION PROGRAM
The structure of our compensation program is similar across the organization so in many respects our executive compensation is aligned with compensation paid to other employees.

Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:
•Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results, build an enduring business, and create long-term shareholder value;
•Motivate executives to achieve our short- and long-term strategic goals;
•Reward performance and differentiate compensation based on variations in responsibilities, performance, and the achievement of challenging goals;
•Align the interests of our executives with those of shareholders.
Progressive’s executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ compensation to the achievement of important operating goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash incentive opportunities and equity awards. In the spirit of aligning compensation across the company, virtually every employee participates in our Gainshare program and employees at senior levels are eligible to receive time-based and/or performance-based equity awards.
As a general matter, executive salaries are intended to be somewhat lower than median amounts paid to executives who have similar responsibilities at comparable companies, while our annual incentive and performance-based equity programs provide the potential to earn above market median total compensation when the company achieves challenging goals designed into these plans.
While we consider market data when making decisions on executive compensation, variations occur for a number of reasons, including the unique nature of a specific executive’s responsibilities, individual performance, the tenure and experience of an executive, the executive’s future potential, and our business needs.
We believe that our people and our culture are our most significant competitive advantage and that having the right people working together in the right way is critical to driving our results, building an enduring business and creating long-term shareholder value.
THE ROLE OF DE&I
We believe that diversity, equity, and inclusion (DE&I) is a top priority and critical to achieving our goals of attracting, retaining, and motivating our highly qualified employees to build our enduring business, and create long-term shareholder value.
For several years, the job objectives for our executive officers, including our NEOs, have included an objective related to supporting our commitment to advance DE&I, demonstrating our intentional focus on DE&I efforts, and appreciating the critical role
DE&I plays in our success. In establishing 2022 target total compensation for the NEOs, and in addition to the target assessment of the market data, the Compensation Committee broadly considered the following investments, and actions taken during the past year under our executive team’s leadership to further support our DE&I efforts:
•Establishing a D&I leadership job objective for our managers
•Investing in intercultural awareness efforts to recognize and address difficult topics (e.g., microinequities and privilege)
•Supporting awareness efforts (e.g., facilitating DE&I discussions and participating in related training and development)
•Launching two career development boot camps (IT Programmer and Analyst) to accelerate career opportunities for all
•Investing in two leadership development programs to accelerate our employees’ progress
•Serving as sponsors to many of our nine Employee Resource Groups
•Supporting efforts to contribute to our communities, through our Keys to Progress® programs (which include providing vehicles to veterans and furnishing homes to individuals emerging from homelessness), our various education and engagement efforts, and financial contributions to various community organizations
See “Proxy Statement Summary - Human Capital Management” section for more information.

ELEMENTS OF COMPENSATION – 2021 DECISIONS AND AWARDS
The following chart provides general information about the elements of compensation for our executive compensation program.

		Element	Why We Use This Element
Fixed	Annual	Salary	Attracts and retains executive talent and rewards individual performance
Variable		Gainshare cash incentive
Motivates executives to achieve challenging and objective operating goals in our insurance businesses
Measures the annual growth in policies in force and profitability in our insurance businesses
Generally, provides executives with the potential (when combined with other compensation elements) to earn compensation above the market median

Progressive Capital Management cash incentive
Motivates our investment professionals, including our Chief Investment Officer (CIO), to balance short- and long-term performance of our fixed-income portfolio with our investment goal of protecting our balance sheet (no current NEO participates in this plan)
Measures the performance of our fixed-income portfolio over a one-year and a three-year period against the performance results of a benchmark group
Provides the CIO with the potential (when combined with other compensation elements) to earn compensation above the market median

	Long-Term	Performance-Based Restricted Stock Units: Growth in Market Share
Motivates executives to focus on longer-term operating performance of our insurance businesses
Rewards our profitable growth in market share of our insurance businesses over a three-year period
Aligns the interests of executives with those of shareholders by tying the value of compensation to the market value of our common shares
Generally, provides executives with the potential (when combined with other compensation elements) to earn compensation above the market median

Performance-Based Restricted Stock Units: Investment Results
Motivates our CEO, CFO, and CIO to achieve longer-term fixed-income portfolio investment performance
Measures the performance of our fixed-income portfolio over a three-year period against the performance results of a benchmark group
Aligns the interests of these executives with those of shareholders by tying the value of compensation to the market value of our common shares
Provides these executives with the potential (when combined with other compensation elements) to earn compensation above the market median

		Time-Based Restricted Stock Units	Further aligns the interests of executives with those of shareholders by tying the value of compensation to the market value of our common shares

Salaries
For 2021, annual salaries for our NEOs were as follows:

Name	2021 Salary[1]	Change From Prior Salary
Susan Patricia Griffith	$950,000	—%
John P. Sauerland	650,000	—
Patrick K. Callahan	600,000	9.1
Remi Kent[2]	500,000	NA
Michael D. Sieger[3]	500,000	—
NA=Not applicable
1Salary changes are typically implemented in January or February of each year, so the annual numbers listed in the table may differ from the salary amounts shown in “Executive Compensation – Summary Compensation Table.”
2Ms. Kent was hired in November 2021.
3Mr. Sieger retired in January 2022.
With respect to each NEO other than Ms. Kent, after a review of market conditions, salary increases were provided in early 2021 where necessary to improve the competitive nature of our total compensation for such NEOs. Mrs. Griffith requested that her target compensation, including her salary, remain the same as 2020 and the Compensation Committee honored her request. After taking into account the increases, the 2021 salaries for each applicable NEO remained below the median for executives at comparable companies based on the data reviewed by the Compensation Committee in late 2020.
Ms. Kent’s initial salary was set after a review of applicable market conditions. Consistent with compensation for other NEOs, Ms. Kent’s salary is below the median for executives at comparable companies based on the data reviewed by the Compensation Committee at the time of hire. (See “– Procedures and Policies – Compensation Comparisons” below, for further information on our market comparison process).
Annual Cash Incentive Payments (Gainshare)
Gainshare is designed to reward performance relative to our long-standing goal to grow as fast as possible at a 96 or better combined ratio while continuing to deliver high-quality customer service. We reinforce this goal through regular employee communications that also include the importance of following our Core Values in pursuit of that goal.
Our Gainshare program has been around for nearly three decades and has been the primary vehicle to motivate and reward our employees to achieve our goal. While most companies of our size utilize some form of bonus program, all of our employees participate in Gainshare, and we win or lose together based on our collective performance. We believe that Gainshare is a differentiator and contributes to the “all for one and one for all” attitude that in part defines our culture.
The Gainshare Plan is currently comprised of five matrices that measure objectively our various products and channels. We use a different matrix for each line of business to reflect the different growth and profitability expectations given the wide variance in our market share across business lines and channels.
Gainshare payments for NEOs are determined using the same performance criteria we use for the Gainshare payments for all of our employees, resulting in a consistent set of goals across our employee population. Gainshare payments are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive Payment
Each executive’s salary and target percentage are established by the Compensation Committee each year during the first calendar quarter. (Ms. Kent’s salary and target percentage were established by the Compensation Committee before an offer of employment was made.) When the executive’s paid salary is multiplied by the assigned target percentage, the product is referred to as the participant’s “target annual incentive payment” for the year. The Gainshare Factor can range from zero to 2.0 each year, and annual cash incentive payments, therefore, can vary between 0x and 2x the target annual incentive payment amount, depending on our actual performance results for the year.
Throughout the 29-year history of our companywide Gainshare program (including 2021), the final Gainshare Factor has ranged from zero to 2.0 and over the past 5 years of profitable growth has averaged 1.83. These results confirm management’s view that our Gainshare Program has operated to provide annual cash incentive payments to our employees, including our executive officers, commensurate with our level of achievement.
The Compensation Committee set the following Gainshare target percentages for 2021:

Name	2021 Target (Multiple of Salary)
Susan Patricia Griffith	2.50	x
John P. Sauerland	1.50
Patrick K. Callahan	1.50
Remi Kent[1]	1.00
Michael D. Sieger[2]	1.00
1 Ms. Kent was hired in November 2021 and the actual 2022 Gainshare payout was pro-rated in accordance with the terms of the plan.
2 Mr. Sieger retired in January 2022.
For each executive other than Ms. Kent, who joined the company during 2021, these values remained unchanged from 2020.
The Gainshare payout was determined based on the performance of our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), Commercial Lines, and Property, in each case subject to limited exclusions. The excluded business lines (i.e., our umbrella, renters, business owners policy, and transportation network company businesses, and, to the extent determinable, any business acquired during the plan year) represented less than 2% of our companywide net premiums earned. The Gainshare Factor for 2021 was 1.62 out of a possible 2.0 and all Gainshare payments for the NEOs are reported in the “Executive Compensation – Summary Compensation Table” as “Non-Equity Incentive Plan Compensation.”
Focusing on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses because it is currently management’s preferred measure for growth. Profitability was measured by the combined ratio calculated using GAAP.
Our Gainshare Plan evaluated the growth and profitability of each of our core lines of business separately and determined a score between zero and 2.0 for the business. Each of these scores was calculated based on a matrix that is approved by the Compensation Committee at the beginning of the year that contemplated several profit and growth scenarios. Each matrix was built by anchoring the 1.0 score at the established profitability target for the line of business, along with an aggressive growth goal when compared to historical industry growth rates. Each possible combination of growth and profitability would produce a score, and a score at or near 1.0 could be earned with a variety of other growth and profitability combinations; that is, if growth was below expectations, a 1.0 could still be achieved if profitability increased and, likewise, a moderate decrease in profitability could be offset by higher growth to generate a score around 1.0. To evaluate the difficulty of the matrices, we compared historical industry performance for several of our largest lines of business to our Gainshare matrices and determined that the growth and profitability required to earn a 1.0 in our Gainshare Plan generally required us to perform considerably better than our competitors.
The nature of the Gainshare program, and the measures that we use, were relatively unchanged over the past several years. Although we review the interplay of profitability and growth levels for each business unit matrix annually, any changes are more in the nature of refinements based on market trends and internal expectations. Because the goals are relatively consistent over time and represent management’s expectations and goals on a business unit level, we believe that our competitors could glean valuable information about our current operations, strategies, and operating goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position and that our current level of disclosure regarding performance goals and actual performance levels is in the best interests of our shareholders.
The following table presents the overall 2021 growth and profitability data for the individual core business units that contributed to the 1.62 Gainshare Factor.

Business Unit	Combined Ratio[1]	Increase in Policies in Force (%)[2]
Agency auto	94.1	7%
Direct auto	96.6	11
Special lines	—	8
Commercial Lines	88.9	15
Property	115.3	8
1Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by us.
2Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainshare matrices discussed above, we determined the performance score for each core business unit, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	1.55	36.0%	0.56
Direct auto	1.67	40.5	0.67
Special lines	2.00	4.9	0.10
Commercial Lines	2.00	14.3	0.29
Property	0.00	4.3	0.00
Gainshare Factor			1.62
As depicted in the above table, Commercial Lines and special lines achieved the maximum score of 2.0. These results reflect exceptional growth and profitability in the Commercial Lines and special lines products used to calculate their business unit’s Gainshare performance score. Agency auto and Direct auto had strong growth as well but were less profitable, resulting in scores less than the maximum. Although Property experienced modest policies in force growth, catastrophe losses caused it to be less profitable than the minimum combined ratio at that growth level that would have resulted in a positive business unit score. Under the Gainshare calculations, average policies in force for our core business grew by about 9%. Along with this unit growth, during 2021, overall net premiums written grew by 13% and net premiums earned grew by 12%, at a profitable 95.0 combined ratio. We believe that the resulting 1.62 Gainshare Factor was an appropriate and reasonable outcome based on this performance. Our growth and profitability in Agency auto and Direct auto were strong for 2021 but not as strong as for 2017 through 2020. The fact that the 2021 Gainshare Factor was lower than our average factor of 1.83 for the past 5 years further demonstrates our strong pay for performance alignment in our incentive awards.
One-time Cash Sign-on Bonus
Ms. Kent joined us as Chief Marketing Officer in November 2021. Pursuant to her offer letter, we paid Ms. Kent a one-time cash sign-on bonus of $300,000 shortly after commencement of employment in light of forgoing compensation at her prior employer. This amount was in addition to the pro-rated amount Ms. Kent earned under our Gainshare program during 2021, and is included in the Summary Compensation Table under the heading “Bonus.” No further bonus payments are due to Ms. Kent outside the Gainshare program.
Equity Awards
Our executive compensation program also provides longer-term incentives through grants of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit that is vesting. Annual awards of restricted stock units are made to the NEOs in the form of time-based awards and performance-based awards.
During 2021, the committee reviewed additional market data and concluded that our agreements could be more aligned with the market by including a non-compete provision and having different provisions for death, disability and retirement (see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”).
Annual Time-Based Awards In 2021, time-based restricted stock unit awards were granted to the NEOs and 980 other senior level employees, comprising approximately 2% of our entire employee population. These awards will vest in three equal annual installments, in January of 2024, 2025, and 2026, subject to accelerated vesting and forfeiture provisions in the 2015 Equity Incentive Plan (2015 Plan) and the grant agreement.
Annual Performance-Based Awards – Performance versus Market Insurance Results In addition, each of the NEOs and 45 other senior managers were granted performance-based restricted stock unit awards that measure the growth of our insurance businesses, and compare that growth to the growth of the market as a whole, over a three-year performance period, and also include a profitability requirement of a combined ratio of 96 or better over the most recent 12-month period when the vesting is determined.

These awards require our business lines to outgrow the market by a specified percentage for that business line to contribute the actual number of units eligible to vest. Specifically, the awards measure the growth of three business lines (private passenger auto, commercial auto, and homeowners multiple-peril) from 2021 through 2023 and compare that growth to the growth rate of each of these markets as a whole (excluding our results) over that same period. We measure against these business lines since they represent market categories that align with financial reporting to insurance regulatory authorities and are publicly available and compiled routinely by third parties.

Each business unit will receive a score, which will then be weighted based on the business lines’ relative contribution to net premiums earned. These scores will then be combined to produce a final performance factor. In each case, we will use A.M. Best data to make these calculations. The final performance factor will be used as a “multiplier” to increase or decrease the number of units (compared to target) that can vest. Although these awards are designed to reward growth, they do not reward growth at all cost, and also include a restriction on vesting based on the profitability requirement described above.

The performance score for each business unit will be determined as follows:

Performance vs. Business Line Market	Determination of the Performance Score for the Business Line
If our growth for the business line exceeds the market growth rate by the maximum measure for that business line or more	Score will be 2.5x; this is the maximum possible score
If our growth rate for the business line exceeds the market growth rate by more than the target measure for that business line but less than the maximum measure for that business line	Score will be between 1.0x and 2.5x, in proportion to the extent to which each business line's growth rate exceeds the market’s growth rate above the target rate
If our growth rate for the business line exceeds the market growth rate by less than the target measure for that business line	Score will be up to 1.0x of the target in proportion to the extent to which each business line’s growth rate exceeds the market’s growth rate
If the business line’s growth rate is equal to or less than the market growth rate	The score for the business line will be 0
For 2021, the target growth rate measure and maximum growth rate measure for each business line is as follows:

Business Line	Target Growth Rate Measure	Maximum Growth Rate Measure
Private passenger auto	Two percentage points	Three and a half percentage points
Commercial auto	Two percentage points	Three and a half percentage points
Homeowners multiple-peril	Seven percentage points	Ten percentage points
For the 2021 awards, the performance factor is expected to be determined in July 2024. If the performance factor is zero, the awards will not vest and will be forfeited. If the performance factor is greater than zero, the performance factor is determined and the awards are eligible to vest, if and when the 12-month profitability requirement is satisfied. For the 2021 awards, if the profitability requirement is not satisfied by January 31, 2026, the awards will not vest and will expire.
We believe that this approach, with a potential upside for outperformance as compared with the private passenger auto, commercial auto, and homeowners insurance markets, provides appropriate focus on our full competitor set in the insurance market, consistent with our profitable growth goals. In addition, the profitability requirement imposes an additional challenge to our growth in market share, given the fact that some of our competitors do not consistently show a profit in their insurance operations and rely instead on their investment activity to fund insurance liabilities.
Annual Performance-Based Equity Awards – Investment Results In March 2021, the committee also awarded performance-based restricted stock units to Mrs. Griffith, Mr. Sauerland, and our Chief Investment Officer (CIO), with a performance goal relating to investment performance. These awards did not increase the aggregate size of the equity awards to the CEO or CFO, but represented a portion of the total performance-based awards that otherwise would have been granted to them.
These awards measure the performance of our fixed-income portfolio for the three-year period of 2021 through 2023, on the basis of the fully taxable equivalent total return, including 50% of the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. Those results are then compared to the performance results achieved by a benchmark group of comparable firms meeting a series of objective criteria for the same time periods. The fixed-income portfolio was chosen for these equity awards because it represents a substantial portion of our investment portfolio (over 90% at year-end) and our CIO and other investment professionals actively manage this fixed-income portfolio and do not manage our equity investments.
Each NEO received a target number of restricted stock units and the number of units that will ultimately vest can vary between zero and 2.0 times target. At the end of the performance period, using performance data supplied by an independent third party, the performance factor will be determined based on our percentile ranking in the benchmark group as follows:

Score=0 Rank at or below the percentile	Score=1.0 Rank equal to the percentile	Score=2.0 Rank at or above the percentile
25th	50th	75th
The percentile ranking will be interpolated based on the positioning of our actual return compared to the other firms included in the peer set (e.g., a ranking at the 40th percentile will receive a score between zero and 1.0).
These performance-based awards are intended to align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Compensation Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles would be, on balance, fair compensation for the results achieved.
2021 Annual Equity Awards For 2021, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the NEOs was approximately $5.1 million in time-based awards and $11.4 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (Multiple of Salary)				Performance-Based Award Target Value (Multiple of Salary)[1]
Name	2021		2020		2021			2020
Susan Patricia Griffith	3.00	x	3.00	x	7.00	x	[2]	7.00	x	[2]
John P. Sauerland	1.00		1.00		2.75		[2]	2.50		[2]
Patrick K. Callahan	1.00		1.00		2.50			2.00
Remi Kent[3]	1.00		NA		1.00			NA
Michael D. Sieger[4]	1.00		1.00		2.00			1.50
NA=Not applicable
1Pursuant to performance-based awards, between zero-2.5x (zero-2.0x for investment-based awards) of the number of units awarded can vest. See discussions above.
2For the following executives, investment-based awards represented the indicated percentage of her or his total performance-based award for the year: Mrs. Griffith, 14%; and Mr. Sauerland, 16%.
3Ms. Kent was hired in late 2021. In addition to the 2021 annual equity awards shown above, Ms. Kent received a one-time sign-on time-based restricted stock unit award described below.
4Mr. Sieger retired in January 2022.
One-time Sign-on Time-Based Award In light of forgoing compensation at the prior employer, Ms. Kent received an additional one-time sign-on time-based restricted stock unit award equal to three times Ms. Kent’s initial base salary in connection with her commencement of employment. The award will vest in three equal installments in January 2022, 2023 and 2024 and permits us to recoup the shares that vested in January 2022 (or the value of the shares) if, prior to November 1, 2022, Ms. Kent resigns or the company terminates Ms. Kent’s employment for cause (as defined in the 2015 Plan).
Clawback Provisions
Our cash and equity incentive plans each include one or more provisions that permit recoupment of performance-based compensation when specified events occur or an executive officer engages in specified conduct. If our operating or financial results used to calculate a payment or vesting factor are restated within three years of the payment or vesting, and the payment or amount of common shares delivered at vesting was inflated as a result of the incorrect results, we can recoup from the named executive officer the inflated portion of the payment or common shares delivered (or equivalent value). In addition, if an executive officer engaged in fraud or other misconduct that led to a restatement of operating or financial results, we can recoup from them the entire payment or value of common shares delivered at vesting, plus interest and collection costs, even if the restatement occurred more than three years after the payment or vesting event.
Our equity awards also address conduct that results in reputational harm. Under the 2015 Plan, if an executive officer engages in a “disqualifying activity,” they forfeit all outstanding equity awards (time-based and performance-based) held at the time the activity began. If an equity award vests after the conduct began but before we become aware of it, we can recoup the vested award. Among conduct that constitutes a “disqualifying activity” is conduct that is materially detrimental to our reputation or that is a material violation of our Code of Conduct.
In addition, Ms. Kent’s one-time sign-on time-based restricted stock unit award has unique clawback provisions described above.
Additional Comments Regarding 2021 Compensation Decisions
Consistent with our compensation philosophy and history with respect to executive compensation, the committee granted a large proportion of each NEO’s compensation in the form of performance-based compensation, including equity compensation. In this way, overall compensation for these individuals is competitive, while providing the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price and aligning the interests of these individuals with those of shareholders. It should be noted, however, that the ultimate value of these awards remains dependent on our achievement of applicable performance goals and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each NEO, a substantial portion of the compensation used to establish the NEO’s potential percentile position compared to market, and the value of those awards, will remain at risk for years before it is earned, and some of the restricted stock unit awards in fact may never vest.
Chief Executive Officer Mrs. Griffith requested that her target compensation for 2021 remain the same as 2020, and the Compensation Committee honored her request. As has been the case in prior years, Mrs. Griffith’s salary amount remains well below the 50th percentile of approximately $1.44 million for CEO salaries reflected in the market data reviewed by the committee and Mrs. Griffith’s annual cash incentive (Gainshare) target has remained the same since 2019. In 2021, the Compensation Committee again granted a large portion of Mrs. Griffith’s potential compensation in the form of equity-based awards. The committee determined that these equity awards would continue to keep Mrs. Griffith’s overall compensation at a competitive level while maintaining a very high portion of her potential compensation at risk and dependent on our performance and our stock price. In this way, the company is able to present appropriate incentives to drive our performance and maximize the extent to which Mrs. Griffith’s interests are aligned with the interests of shareholders. The committee believes that this pay package is consistent with the company’s compensation philosophy and presents an appropriate pay package that is largely performance-based.
The result of these determinations for 2021 was that, despite her below median salary and target cash incentive, Mrs. Griffith continues to have the potential to earn total compensation significantly above the median if the company performs exceptionally well over the various performance periods related to her compensation granted in 2021. If Mrs. Griffith were to have received a cash incentive payment based on a 1.0 Gainshare Factor and her annual performance-based restricted stock unit awards were to vest at their target amounts, her total annual compensation would be just below the 25th percentile for CEOs. However, her annual compensation would be above the 75th percentile if all performance-based compensation payouts were to be maximized.
Other Current Named Executive Officers Market comparison information is only one of a number of factors considered by the committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, and our business needs. However, we present comparison data here for the shareholders’ information (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Assuming that cash incentives had paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, and, for Ms. Kent using annualized amounts and also excluding the one-time sign-on compensation, Mr. Sauerland would receive total compensation for 2021 just below the 25th percentile level reflected in the market data reviewed by the committee, Mr. Callahan and Ms. Kent would receive total compensation between the 25th and 50th percentile level, and Mr. Sieger would receive total compensation well above the 75th percentile. In the event that all of their annual incentive based compensation were to pay out at their maximum level, the total compensation for Mr. Sauerland, Mr. Callahan, and Mr. Sieger would be above the 75th percentile and the total compensation for Ms. Kent would be between the 50th and 75th percentile level.
No Significant Changes for 2022
While the basic structure of the annual compensation for the NEOs approved by the Committee in February 2022 was consistent with 2021, Mrs. Griffith again requested that her target compensation for 2022 remain the same as 2021 and the Compensation Committee has honored her request. Mr. Sauerland and Mr. Callahan each received a salary increase for 2022 and Mr. Callahan received a target percentage increase for performance-based equity awards.
OTHER ELEMENTS OF COMPENSATION
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s and other executive officers’ business travel. At the request of the Board of Directors, Mrs. Griffith also uses the company aircraft for her personal travel and that of her spouse and children when they accompany her. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO and her family’s personal security and the confidentiality of their travel. During 2021, we incurred approximately $140,000 in incremental costs as a result of Mrs. Griffith’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed as required under IRS regulations, and Mrs. Griffith is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.
Mrs. Griffith is also provided with a company-owned vehicle and a driver for business needs to facilitate transportation to and among our headquarters and many other local facilities, and to allow her to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, she receives a perquisite.
See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” and related footnote for additional information concerning perquisites.
Deferral Arrangements
NEOs and certain other senior level employees are given the opportunity to defer the receipt of annual cash incentive payments and annual equity awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows NEOs to delay receipt of cash incentives or the vesting of equity awards that have been earned in full and otherwise would have been received as of a specific date. The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. We do not contribute additional amounts to a participant’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to participants in the deferral plan.
Deferred amounts are deemed to be invested in specific investments selected by the participant, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each participant’s deferred account thus varies based on the participant’s investment choices and market factors. Deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the participant do not perform well during the deferral period. Additional details concerning this plan, including the NEOs’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation.”
Retirement
We do not provide pension benefits or supplemental retirement benefits to our NEOs. NEOs are eligible to participate in our 401(k) plan on the same terms and conditions available to all other regular employees, subject to limitations under applicable law. Also, upon leaving the company, the NEO may receive a payout of unused vacation and paid time off and, where legally required, paid sick leave, subject to limitations applicable to all employees.
We do not provide other payments or benefits to executives related to retirement or eligibility for retirement other than with respect to equity awards. Our NEOs, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our 2015 Plan.
With respect to 2021 awards, if an NEO retires after satisfying the Rule of 70 requirements (age 55 with at least 15 years of service or age 60 with at least 10 years of service) and remained employed through the end of 2021:
•100% of their 2021 time-based award will vest
•the NEO will retain 100% of the applicable performance-based award, which will vest if, when and to the extent that the applicable performance measures or any profitability requirement, are achieved
For additional information regarding retirement benefits under earlier equity awards, see “Executive Compensation - Potential Payments Upon Termination or Change in Control.”
As discussed in the preceding section, an executive who elects to participate in our deferral program may be entitled to receive post-employment distributions from the EDCP. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Other Termination Provisions Under Equity Plan.”
The qualified retirement provisions are intended to provide a benefit for long-tenured employees. Mrs. Griffith, Mr. Sauerland, and Mr. Sieger satisfied the Rule of 70 requirements for a qualified retirement. Mr. Sieger retired in January 2022. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Qualified Retirement Provisions Under Equity Plan” for additional information.
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for eligible employees (including the NEOs) when an adverse change in their employment situation is required due to company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by those executives, who are typically long-tenured employees. These arrangements allow executives to focus on the company’s performance, and not on their personal financial situation, in the face of uncertain or difficult times or events beyond their control. Each of these programs is discussed in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Severance Our executive separation allowance plan (ESAP) provides executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. Based on tenure with us, for each of our NEOs other than Ms. Kent, the severance payment would equal three times the executive’s salary only (i.e., excluding cash incentives and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs, and outplacement services following termination. These benefits are payable to the NEOs upon any qualifying separation from the company, whether in a change-in-control situation or otherwise.
In addition, if a change in control occurs and an NEO terminates employment within 24 months following the change in control for “good reason,” then the NEO will be entitled to receive the same severance benefits described above as though they had been terminated by the company.
Additionally, as part of the one-time sign-on compensation, in the event Ms. Kent becomes entitled to benefits under the ESAP as a result of a separation occurring before Ms. Kent completes two years of service with us, Ms. Kent will receive an amount, outside of the ESAP, to ensure that severance benefits, including amounts payable under the ESAP, equal three times Ms. Kent’s salary at that time.
We believe that this level of severance payment for each of our NEOs (a maximum of three times the NEO’s salary) is reasonable. The severance payments do not take into account or include the value of cash incentives or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our 2015 Plan if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, executives will not receive any tax “gross-up” payment to compensate them for any taxes they may owe in connection with a severance payment. Management and the committee accordingly believe that the severance rights provide the NEOs with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The dollar values of benefits that would be payable to NEOs upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Change-in-Control Benefits Under Equity Plan The provisions of the 2015 Equity Incentive Plan are summarized below. Additional details regarding these provisions can be found under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plan.”
The 2015 Plan has a “double-trigger” change-in-control provision. Unless the committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the requirements of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed, or replacement award will be subject to accelerated vesting after the change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity other than for cause (as defined in the plan) or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to the change in control and each restricted stock unit award will be cancelled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.
Death
For awards granted in 2021, if an NEO is employed through the end of the calendar year in which the grant is made, (i) the time-based award will vest 100% if the NEO dies; and (ii) with respect to performance-based awards, if the NEO dies (x) before the end of the performance period, then the award will vest at 100% of target; or (y) after the end of the performance period, then the award will remain outstanding and will vest if, when and to the extent that the performance measures are achieved. For additional information regarding death benefits under earlier equity awards, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Health and Welfare Benefits
NEOs are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.
PROCEDURES AND POLICIES
Annual Compensation Committee Decisions
The Compensation Committee makes all final determinations regarding executive officer compensation, including salary and equity and non-
equity incentive compensation targets and performance goals. Committee decisions on annual executive compensation for 2021 were made in the first quarter of 2021 after considering each executive’s role and responsibilities, performance evaluations, their tenure and experience in their current role, their future potential, our business needs, recommendations presented by management, compensation data from comparable companies obtained from management’s compensation consultant and other third parties, and analyses performed by our compensation department and/or consultants. Our CEO participates in certain committee meetings to discuss significant compensation issues with the committee or to provide recommendations to the committee regarding the compensation of other executive officers. The committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the committee and management, including our CEO, our Chief Human Resources Officer, and members of our compensation and law departments. The committee routinely reports to the full Board of Directors on compensation and other human capital matters, generally after each regularly scheduled committee meeting.

The committee delegates to management the day-to-day implementation of compensation programs for employees who are not executive officers, subject to the terms of plans approved by the committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the committee on executive compensation, such as performance goals under our Gainshare program, generally apply to other employees as well.
The committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2021, the committee retained Semler Brossy to advise the committee with respect to certain aspects of executive officer and director compensation and to provide regular updates to the Committee on general market and industry trends in executive compensation.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the committee’s decisions, which result from a number of factors described above that can be different for individual executives, can vary from year-to-year, and include a number of qualitative and quantitative judgments. Compensation comparisons are one factor in this analysis.
For annual compensation decisions made in February 2021, the following executive compensation survey data and statistical analyses, provided by management’s compensation consultant, Pay Governance LLC, were used for Mrs. Griffith and Mr. Sauerland:
•Proxy statement data for 13 publicly held insurance and financial services companies;
•Survey data published by Willis Towers Watson and Aon of companies with comparable revenues greater than $20 billion; and
•Proxy statement data for 23 public companies within close proximity to Progressive on the Fortune 500 list.
The first category included publicly held insurance and financial service companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. For 2021, the companies in this category are listed below in descending order according to total revenue for 2020.
MetLife, Inc.
Prudential Financial, Inc.
The Allstate Corporation
American International Group, Inc.
The Progressive Corporation
American Express Company
Chubb Limited
The Travelers Companies, Inc.
Capital One Financial Corporation

Aflac Incorporated
The Hartford Financial Services Group, Inc.
Lincoln National Corporation
Principal Financial Group, Inc.
Loews Corporation
The remaining two categories included a large number of companies from many industries. Similar to the Fortune 500 approach, we segment survey data based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, we do not generally recruit senior management level talent from other insurance companies, and our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.
With respect to Mr. Callahan and Mr. Sieger, published survey data was used because proxy statement data is not as readily available for these positions. For Mr. Callahan, our Personal Lines President, survey data published by Willis Towers Watson and Aon, which included public companies with revenue scopes similar to these business units was used. The comparison for Mr. Sieger, who was our Claims President during 2021, was obtained from survey data published by Mercer PCICS, which included property and casualty claims executives at other insurance companies with direct written premium greater than $10.0 billion.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in December 2020 and supported their discussions regarding 2021 compensation decisions for the NEOs.
With respect to Ms. Kent, survey data published by Radford Global Compensation Database and Willis Towers Watson, which included top marketing executives at other companies with revenues greater than $20.0 billion, was reviewed by the Committee and used to assess her compensation package shortly before an employment offer was made.
Use of “Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for the NEOs, the committee is provided with information showing, for each NEO, the total target and maximum compensation (salary, annual cash incentive potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year, along with tally sheets for each NEO summarizing recent total target and realized compensation, providing details with respect to outstanding equity awards and share ownership. These tally sheets are used by the committee to review each NEO’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the committee monitors and assesses the reasonableness of its annual compensation decisions for each NEO.
In addition, at least annually, the committee reviews summaries of the potential payments that would be made to each NEO upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the committee to see all of the potential payouts that the NEO could be eligible to receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, a “change in control”). The committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.
To the extent that these payments arise from an NEO’s prior earnings (such as distributions from deferral accounts), the committee generally does not factor those payments into compensation decisions, since those amounts were previously earned in full by the executive, the value of the account has increased or decreased over time based on their investment elections, and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other NEOs. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the committee believe that these types of limitations are not an appropriate way to make compensation decisions for our executives and would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at-risk,” performance-based component that is commensurate with the executive’s responsibilities.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The terms of our cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from NEOs if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such incentive payments or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights, see “–Elements of Compensation – 2021 Decisions and Awards - Clawback Provisions.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent interests) with a minimum value of six times the CEO’s salary. For the purpose of this calculation, the CEO can count shares held in our 401(k) plan and share equivalent units held in our executive deferred compensation plan (EDCP), but cannot count any unvested restricted stock units.
All of the other NEOs are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each of these executive’s annual compensation is heavily weighted towards equity compensation. As a result, within five years of becoming an executive officer, each of these executives is expected to hold Progressive common shares or equivalent units with minimum of three times the NEO’s salary. For this calculation, the NEO receives credit for shares in our 401(k) plan, share equivalent units held in our EDCP and unvested time-based restricted stock units. The NEO cannot count any unvested performance-based restricted stock units.
Management and the committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executive officers in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of January 31, 2022, Mrs. Griffith and each of the other NEOs who have been in their position for at least five years satisfied the applicable guideline.
Prohibitions on Derivatives and Hedging Transactions
Under our insider trading policy, our executive officers and directors are prohibited from making any “short sales” of our common shares and from purchasing, selling, or writing exchange-traded or over-the-counter options (including puts and calls) on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.
Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.
Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for annual awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer at the time of appointment to or promotion within the executive team or in a few instances when the committee deemed a special award to be appropriate; any such interim or special award to an executive officer would require the approval of the Compensation Committee.
RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year (the deduction limit) the deduction allowed for federal income tax purposes for compensation paid to “covered employees.” That term includes the chief executive officer, the chief financial officer, and the three other most highly compensated executives, and any individual who meets the definition of “covered employee” in 2018 or any later tax year. Each of the NEOs is now a covered employee and Progressive will not be able to deduct any compensation paid to them for any taxable year in excess of $1 million. In 2021, compensation that did not qualify exceeded the deduction limit by $53.5 million, including $31.0 million related to Mrs. Griffith’s compensation.
The committee has not discontinued or changed any component of the compensation program that has a potential negative impact under Section 162(m), since it believes that the overall program is appropriate and in the interests of shareholders.

Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately included in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The Compensation Committee of the Board of Directors of The Progressive Corporation (Progressive) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2022, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2021.

            COMPENSATION COMMITTEE

                                         Roger N. Farah, Chair
                               Pamela J. Craig
                                   Barbara R. Snyder
                         Jan E. Tighe

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. We also believe our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate annual cash incentive payments under our Gainshare program, as well as the goals under most of our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainshare program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals.
In addition, we have an annual cash incentive program for our investment professionals (including our Chief Investment Officer), who actively manage our fixed-income portfolio. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our incentive plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; annual incentive payments for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one- and three-year performance comparisons, with an overlay of Compensation Committee discretion to monitor performance and cash incentive results, appropriately addresses the risks attendant to the work of our investment professionals. We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and select portfolio managers. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the annual cash incentive plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such cash incentives or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Clawback Provisions.”
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth compensation of our named executive officers (NEOs) for 2021: our Chief Executive Officer (CEO); our Chief Financial Officer (CFO); and our three other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Susan Patricia Griffith	2021	$950,000	$—	$9,500,212	$3,847,502	$165,247	$14,462,961
President and Chief Executive Officer	2020	980,770	—	9,500,037	4,707,694	32,022	15,220,523
	2019	888,461	—	9,000,104	4,047,253	105,454	14,041,272
John P. Sauerland	2021	650,000	—	2,437,643	1,579,500	12,000	4,679,143
Vice President and Chief Financial Officer	2020	672,115	—	2,275,137	1,935,692	12,750	4,895,694
	2019	622,115	—	2,187,622	1,746,713	12,000	4,568,450
Patrick K. Callahan	2021	594,231	—	2,100,095	1,443,981	12,000	4,150,307
Personal Lines President	2020	565,384	—	1,650,123	1,628,307	12,000	3,855,814
	2019	491,346	—	1,375,087	1,351,399	12,000	3,229,832
Remi Kent[5]	2021	76,923	300,000	2,500,080	124,615	11,154	3,012,772
Chief Marketing Officer

Michael D. Sieger[6]	2021	500,000	—	1,500,171	810,000	22,000	2,832,171
Former Claims President	2020	516,346	—	1,250,095	991,384	12,750	2,770,575
	2019	469,231	—	1,187,618	896,231	12,000	2,565,080
1 Salary changes are typically implemented in January or February of each year, so the numbers listed in this table may differ from the salary amounts in “Compensation Discussion and Analysis - Salary.” In addition, Progressive pays employees on a bi-weekly basis, in an amount for salaried employees equal to 1/26th of their then-current annual salary rate. Typically, employees receive 26 paychecks in a calendar year. Every 10 to 12 years, however, the bi-weekly payment schedule results in an additional paycheck for each employee, including our named executive officers, as was the case in 2020. Accordingly, 2020 salary figures in the table above include an additional paycheck for each NEO employed during 2020, which resulted in an increase in their respective 2020 salaries of approximately 3.8% (or 1/26) above what would have been earned in a typical 26-paycheck year. In 2021, we returned to a 26-paycheck schedule.
2 Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our common stock on the date of grant. With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can be higher or lower depending on performance. See “– Outstanding Equity Awards at Fiscal Year-End” for further discussion. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance were to be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Susan Patricia Griffith	2021	$16,150,288
	2020	16,150,070
	2019	15,300,126
John P. Sauerland	2021	4,322,660
	2020	3,997,763
	2019	3,843,875
Patrick K. Callahan	2021	3,750,203
	2020	2,750,148
	2019	2,187,622
Remi Kent	2021	1,250,040

Michael D. Sieger	2021	2,500,210
	2020	1,875,109
	2019	1,781,427
For the terms of awards granted in 2021, see “– Grants of Plan-Based Awards” and “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. Also, see “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in our 2021 Annual Report to Shareholders for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

3 For 2021, amounts were earned exclusively under The Progressive Corporation 2021 Gainshare Plan for all NEOs. Non-equity incentive plan compensation earned by these executives with respect to 2021 was paid (if not deferred by the NEO) in early 2022, other than Ms. Kent since she was not an executive officer in February 2021 when the Gainshare plan was approved. Consistent with the terms of the plan, Ms. Kent received Gainshare payments at the same time as other employees, with 75% of the expected payout in December 2021 and the remainder in January 2022. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (EDCP). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “– Nonqualified Deferred Compensation.”
4 All Other Compensation for 2021 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites[b]	Other
Susan Patricia Griffith	$12,000	$153,247	$—
John P. Sauerland	12,000	—	—
Patrick K. Callahan	12,000	—	—
Remi Kent	1,154	—	10,000	[c]
Michael D. Sieger	12,000	—	10,000	[d]
a         Represents employer matching contributions made during 2021 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.
b         Includes $140,151 in incremental costs for Mrs. Griffith’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes $13,096 in incremental costs attributable to the personal use of a company-owned vehicle by Mrs. Griffith, which is primarily used for commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”
c         Ms. Kent was granted a relocation allowance of $10,000, under a program applicable to all employees.
d         The Progressive Insurance Foundation made a donation of $10,000 in honor of Mr. Sieger’s retirement as Claims President to a charity of his choosing.
5 Ms. Kent became our Chief Marketing Officer on November 1, 2021. In the table above, Ms. Kent’s salary is shown from November 1, 2021, through year end; the bonus column reflects the one-time cash sign-on bonus paid to her in 2021, the stock awards column reflects Ms. Kent’s annual equity awards and the one-time sign-on time-based award, and the non-equity incentive plan compensation column reflects her pro-rated Gainshare payout.
6 Mr. Sieger retired in January 2022.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes annual cash awards (non-equity incentive plan awards) that were eligible to be earned by our NEOs with respect to 2021 and equity awards granted to our NEOs during 2021. Each restricted stock unit is equivalent in value to one common share.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Susan Patricia Griffith	NA	0	$2,375,001	$4,750,002
	3/18/2021						31,545	[3]			$2,850,091
	3/18/2021				0	[4]	73,604	[4]	178,753	[4]	6,650,121
John P. Sauerland	NA	0	975,000	1,950,000
	3/18/2021						7,195	[3]			650,068
	3/18/2021				0	[4]	19,785	[4]	47,844	[4]	1,787,575
Patrick K. Callahan	NA	0	891,346	1,782,692
	3/18/2021						6,641	[3]			600,014
	3/18/2021				0	[4]	16,603	[4]	41,508	[4]	1,500,081
Remi Kent	NA	0	76,923	153,846
	11/1/2021						21,120	[3]			2,000,064
	11/1/2021				0	[4]	5,280	[4]	13,200	[4]	500,016
Michael D. Sieger	NA	0	500,000	1,000,000
	3/18/2021						5,535	[3]			500,087
	3/18/2021				0	[4]	11,069	[4]	27,673	[4]	1,000,084
NA=Not applicable
1The amount of non-equity incentive plan compensation earned by the NEOs with respect to 2021 is included in the “– Summary Compensation Table.” Further description of both the non-equity and equity incentive plan awards is provided in “Compensation Discussion and Analysis” and in the “– Narrative Disclosure to Summary Compensation Table and Grants of Plan – Based Awards Table” below.
2Awards were granted under the 2015 Equity Incentive Plan (the 2015 Plan) and are valued at the closing price of our common shares on the applicable date of grant, which was $90.35 for March 18, 2021 and $94.70 for November 1, 2021. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.
3Represents the number of shares covered by time-based restricted stock unit awards. For Ms. Kent, includes 5,280 restricted stock unit awards associated with the annual award and an additional 15,840 restricted stock unit awards associated with the one-time sign-on award.
4Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 4, these awards measure growth of our vehicle insurance businesses and homeowners business against each respective market’s growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained.
As part of their annual awards, Mrs. Griffith received 10,515 units and Mr. Sauerland received 3,238 units in the form of performance-based awards that measure the performance of our fixed-income portfolio returns against a benchmark peer group. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained.

NARRATIVE DISCLOSURE TO SUMMARY
COMPENSATION TABLE AND GRANTS OF
PLAN-BASED AWARDS TABLE
Salary For 2021, salary comprised approximately 7% of total compensation for Mrs. Griffith, 14% for both Mr. Sauerland and Mr. Callahan, and 18% for Mr. Sieger. Excluding Ms. Kent’s additional sign-on compensation, salary comprised approximately 22% of the total compensation, on an annualized basis. See “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Salaries” above for more information.
Non-Equity Incentive Compensation Non-equity incentive compensation for the NEOs with respect to 2021 was available under the 2021 Gainshare Plan (Gainshare). Amounts earned under this plan are included as Non-Equity Incentive Plan Compensation in the “– Summary Compensation Table.”
Under the Gainshare Plan, the Gainshare Factor was determined for all NEOs other than Ms. Kent after the end of the year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The executive’s incentive payment would equal the target Gainshare amount if the applicable Gainshare Factor equaled a 1.0 for the year. Each executive had to be employed on November 30th of 2021 to receive an incentive payment for the year. Annual incentive payments to all NEOs other than Ms. Kent were paid in February 2022, after the appropriate approvals and certifications were received from the Compensation Committee. Because Ms. Kent was not an executive officer in February 2021 when the Gainshare Plan was approved, consistent with the terms of the plan she received Gainshare payments at the same time as other employees.
The Gainshare Factor for the core business for 2021 was calculated by reference to separate “Gainshare matrices” established by the committee in the first quarter of the year for each business unit. Each matrix assigned a performance score between zero and 2.0 to various combinations of growth and profitability for the applicable business unit. In 2021, the final Gainshare Factor determined according to these criteria was 1.62. For more information about the target percentages for the NEOs and the calculation of the Gainshare Factor, see “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Annual Cash Incentive Payments (Gainshare).”
Under the Gainshare Plan, incentive payments made to the NEOs are subject to recoupment by Progressive if operating or financial results that are used in the payment calculation are later restated.
See “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Clawback Provisions.” Further, the incentive payments will be subject to recoupment to the extent required by the rules of the SEC, NYSE, or any policy we adopt to comply with those rules.
Equity Incentive Plan Awards In 2021, all of the equity incentive awards were granted pursuant to our 2015 Plan. We granted both time-based and performance-based restricted stock unit awards to each of the NEOs.
Restricted stock units entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Units do not have voting rights, but are entitled to dividend equivalent payments at the same rate and time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will vest only if, when, and to the extent that the underlying restricted stock unit vests.
During March 2021, each of the NEOs, except Ms. Kent whose equity awards are discussed below, received a time-based restricted stock unit award. These time-based awards are scheduled to vest in equal installments in January of 2024, 2025, and 2026, provided that the executive remains an employee through that time. We also granted annual performance-based restricted stock units to these NEOs in March 2021, which was tied to the operating performance of our vehicle and homeowners businesses. Mrs. Griffith and Mr. Sauerland also received an additional performance-based award tied to the performance of our fixed-income investment portfolio, as further described below. Upon commencement of her employment with Progressive in November 2021, Ms. Kent received annual time-based and performance-based restricted stock unit awards with the same vesting, terms, and conditions as the awards granted to the other NEOs. In light of forgoing compensation at the prior employer, Ms. Kent also received additional one-time sign-on compensation that included a time-based restricted stock unit award, scheduled to vest in equal installments in January 2022, 2023, and 2024, and a cash bonus of $300,000.
For the performance-based restricted stock unit awards tied to the operating performance of our insurance businesses, the awards have a performance goal that compares our growth to industry growth over the performance period (2021 through 2023) and includes a combined ratio requirement. For the performance-based restricted stock unit awards tied to the performance of our fixed-income portfolio, the awards have a performance goal that measures the return of our fixed-income portfolio, which is actively managed by our investment professionals, over a three-year period (2021 through 2023), against the returns of a set of comparable investment firms.
All restricted stock unit awards granted during 2021 are subject to potentially accelerated vesting pursuant to the “change in control” provisions in the 2015 Plan. See “– Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2021, as well as Ms. Kent’s one-time sign-on equity, are subject to recoupment by Progressive under certain circumstances. See “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Clawback Provisions.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the unvested restricted equity awards outstanding at year-end, all of which were granted under our 2015 Plan. The value of the equity awards is calculated using $102.65 per share, the closing price of Progressive common shares on the last business day of 2021.

	Stock or Unit Awards[1]
Name	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Susan Patricia Griffith	54,873	$5,632,714	103,053	[3]	$10,578,390
			662,174	[4]	67,972,161
John P. Sauerland	12,516	1,284,716	50,693	[3]	5,203,688
			167,786	[4]	17,223,233
Patrick K. Callahan	—	—	32,053	[3]	3,290,240
	—	—	119,486	[4]	12,265,238
Remi Kent	—	—	21,424	[3]	2,199,174
	—	—	13,390	[4]	1,374,484
Michael D. Sieger	9,628	988,314	12,057	[3]	1,237,651
			85,241	[4]	8,749,989
1Amounts include restricted stock unit awards and related dividend equivalents, which are rounded to a whole unit.
2Represents time-based restricted equity awards that have been earned under the “qualified retirement” provisions of the 2015 Equity Incentive Plan (see “Qualified Retirement Provisions Under Equity Plan” below); such shares will vest upon the earlier of the vesting dates defined in the restricted equity award agreements (see table below) or the NEO’s separation from the company.
3Represents time-based restricted stock unit awards for each NEO. The table below presents the applicable vesting dates for those awards (certain events may cause earned but unvested shares to vest earlier; see “Executive Compensation - Potential Payments Upon Termination or Change in Control” for further discussion). Awards granted in 2020 and prior vest on January 1, while the 2021 time-based awards, which vests in 2024, 2025, and 2026, changed the vesting date to a later date in January.

Name	1/1/22	1/1/23	1/1/24	1/16/24	1/1/25	1/21/25	1/20/26
Susan Patricia Griffith	42,010	46,603	22,030	10,701	15,180	10,701	10,701
John P. Sauerland	23,357	24,020	5,047	2,441	3,462	2,441	2,441
Patrick K. Callahan	8,785	8,112	5,467	2,253	2,930	2,253	2,253
Remi Kent	5,356	5,356	5,357	1,785	—	1,785	1,785
Michael D. Sieger	4,329	5,191	3,868	1,878	2,663	1,878	1,878

4The following table presents, as of December 31, 2021, the number of unvested performance-based restricted stock units, including reinvested dividend equivalent units, for each of the NEOs, by year of grant. The number of units shown reflects either the target amount of units, or the maximum number of units for each individual award that comprises the total that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2019	2020	2021
Susan Patricia Griffith	232,904	258,062	171,208
John P. Sauerland	58,513	63,880	45,393
Patrick K. Callahan	33,301	43,945	42,240
Remi Kent	—	—	13,390
Michael D. Sieger	27,117	29,963	28,161

Following are the performance criteria that must be achieved to enable the performance-based restricted stock unit awards to vest for the year of grant indicated (CR = Combined Ratio). Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.

Type	Measurement Period	Vesting Range	CR	Growth Rate Over Base	Reported Value	Expiration Date
Performance versus Market[a]
2019	1/1/19-12/31/21	0-250%	96	Varies	Max	1/31/2024
2020	1/1/20-12/31/22	0-250%	96	Varies	Max	1/31/2025
2021	1/1/21-12/31/23	0-250%	96	Varies	Max	1/31/2026
Investment[b]
2019[c]	1/1/19-12/31/21	0-200%	NA	NA	Max	3/15/2022
2020	1/1/20-12/31/22	0-200%	NA	NA	Max	3/15/2023
2021	1/1/21-12/31/23	0-200%	NA	NA	Target	3/15/2024
NA = Not applicable
Note: The vesting provisions for the 2021 awards are discussed in “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Equity Awards,” and the vesting provisions for the 2019 and 2020 awards (other than actual vesting dates) have the same structure.
a     At December 31, 2021, the company’s expectation for each award is based on our performance through 2021, industry growth rates for the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
b     At December 31, 2021, the company’s expectation for each award is based on our performance through 2021, the performance of the peer group during the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
c     This award vested at a factor of 177% out of a possible 200% in February 2022.

OPTION EXERCISES AND STOCK VESTED
The following table summarizes the vesting of restricted stock unit awards during 2021. Vesting values reflect considerable stock appreciation from the date of grant. For example, the stock price at original grant (March 2018) of the performance-based restricted stock units that vested in July 2021 was $61.58 versus a stock price of $94.64 at vesting. The units that vested included dividend equivalent units valued at various other prices during the performance period; most of those prices were lower than the stock price at vesting. In addition, the maximum vesting factor was achieved under the performance-based restricted stock unit awards that vested in July 2021.

	Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Susan Patricia Griffith	289,004	$27,273,776
John P. Sauerland	90,788	8,622,269
Patrick K. Callahan	32,950	3,141,637
Remi Kent[2]	—	—
Michael D. Sieger	28,332	2,693,274
1 The following table summarizes the number of time-based and/or performance-based restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. Our performance-based restricted stock unit awards vested either when the Compensation Committee certified that the performance criteria were achieved for the awards based on investment performance (February 19, 2021) or when the Compensation Committee certified that the company’s growth exceeded industry growth and also satisfied the predetermined profit requirement for awards based on market performance (July 16, 2021).

	Vesting Date	1/4/2021	2/19/2021	7/16/2021
	Value at Vesting	$97.08	$87.88	$94.64
	Type	TB	PB	PB
Name	Performance Factor	NA	1.81	2.50
Susan Patricia Griffith		41,816	26,567	220,621
John P. Sauerland		23,374	3,986	63,428
Patrick K. Callahan		9,509	—	23,441
Michael D. Sieger		4,891	—	23,441
NA = Not applicable for time-based awards
TB = Time-based
PB = Performance-based
2    Ms. Kent joined Progressive in 2021 and none of her equity awards vested during 2021.

NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2021, as well as each NEO’s aggregate balance in the EDCP at December 31, 2021. Participation in the EDCP is voluntary; deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year[1]	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[2]	Aggregate Balance at Last Fiscal Year End[3]
Name	($)	($)	($)	($)	($)
Susan Patricia Griffith	$—	$—	$243,374	$—	$1,324,123
John P. Sauerland	—	—	119,906	168,203	528,876
Patrick K. Callahan	—	—	933,846	—	10,596,848
Remi Kent	—	—	—	—	—
Michael D. Sieger	—	—	109,009	451,513	1,446,025
1Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.
2Represents scheduled distributions based on the applicable executive’s elections made in prior years.
3     Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, both time-based or performance-based, together with earnings on deemed investments. For Mr. Callahan, the amounts reported in our Summary Compensation Table for 2006 through 2020 were $2,777,037 a portion of which may have been distributed to the executive. No other NEO had deferred amounts reported in the Summary Compensation Table during this period.
The NEOs employed prior to the beginning of a calendar year can defer all or part of the annual cash incentive payments earned under the Gainshare Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units). Amounts equal to the deferred incentive payments or restricted equity awards are credited under the EDCP at the time that the incentive payment otherwise would be paid to the participant or the restricted equity awards otherwise would vest. The plan has 17 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers; however, fund transfers are limited and restricted equity awarded in or after March 2005 are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash incentive payments or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2021, returns for the EDCP’s deemed investment choices ranged from -1.65% to 28.69%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon termination of employment. For deferrals made after 2004, distributions resulting from termination of employment begin six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which are distributed in common shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table highlights the benefits that generally may be received by our NEOs, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plan
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	–	–	–	✓
Voluntary separation (including nonqualified retirement)	–	–	–	✓	✓
Retirement – qualified (as defined in the plan)[4]	–	–	✓	–	✓
Termination for cause	–	–	–	–	✓
Change in control, no loss of employment	–	–	–	–	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	–	–	✓
Death	–	–	✓	✓	✓
1This table is intended as a general summary only. This table excludes amounts attributable to any accrued but unpaid base salary, sick leave, and/or paid time off, if applicable. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.
2The 2015 Plan has a double trigger provision. See “– Change-in-Control Provisions Under Equity Plan” for additional information.
3An executive will be entitled to receive payments under the EDCP only if the executive deferred compensation under the EDCP. See “– Nonqualified Deferred Compensation” for additional information.
4Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the 2015 Plan). However, for some awards the same event can be treated as a “qualified retirement” under our 2015 Plan and an involuntary termination without cause under our severance plan.
The significant provisions of our executive separation allowance (severance) plan, other severance benefits specific to one NEO, as well as the provisions of our 2015 Plan involving “change in control,” “qualified retirement,” and death benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under “– Nonqualified Deferred Compensation.” We do not provide other benefits that are triggered by an NEO’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan Our executive separation allowance plan is designed to provide executives with well-defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our NEOs, other executive officers, and all other equity-eligible employees.
Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an eligible executive if:
•the executive’s employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), or he or she resigns within a specific period of time following any change in the executive’s job duties that is deemed significant by Progressive; and
•the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. Based on tenure, each of our NEOs, other than Ms. Kent, would receive severance payments equal to three times the executive’s annual base salary only at the time of termination. Cash incentive payments, bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the NEO would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that they would be required to make contributions to the cost of those benefits to the same extent as the executive did prior to termination. The NEO would also be eligible to receive outplacement services following separation with an estimated value of $13,000.
In addition, the plan provides that eligible NEOs will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:
•the NEO’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); or

•the NEO resigns due to a job change for “good reason.”
This plan defines “change in control” and “good reason” the same as those terms are defined in the 2015 Plan, which is described below.

In the event of a termination of employment of any of our NEOs due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.
In consideration of the fact that Ms. Kent was an external hire with no tenure with the company, Ms. Kent received an additional limited sign-on severance benefit applicable during the first two years of employment. If Ms. Kent becomes entitled to benefits under the executive separation allowance plan as a result of a separation occurring before the completion of two years of service with us, Progressive would make a supplemental payment to Ms. Kent in such amount that the lump sum executive separation allowance plan payment and the supplemental payment will collectively equal the value of three times Ms. Kent’s salary at the time of termination.
The following table summarizes for each of the NEOs the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the NEO would have been eligible, if the executive had separated from Progressive at December 31, 2021, under circumstances requiring payments under the executive separation allowance plan and, in the case of Ms. Kent, her supplemental severance arrangement:

Name	Amount of Severance Payment ($)		Estimated Value of Health Benefits ($)
Susan Patricia Griffith	$2,850,000		$23,499
John P. Sauerland	1,950,000		33,169
Patrick K. Callahan	1,800,000		23,298
Remi Kent	1,500,000	[1]	13,770
Michael D. Sieger	1,500,000		23,298
1     Includes a supplemental severance arrangement negotiated as part of her employment.
Change-in-Control Provisions Under Equity Plan Benefits also may be provided under our 2015 Plan to holders of equity awards, including our NEOs, if a change in control occurs. All equity awards currently outstanding were granted under the 2015 Plan.
The 2015 Plan has a “double-trigger” change-in-control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the terms of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed, or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity other than for cause (as defined in the plan) or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of “change in control” in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and is defined as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity, or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board (with new directors nominated for election by the Board generally treated as having been a director in May 2015), or (iv) the consummation of a reorganization, merger, consolidation, asset sale, or similar transaction unless the company’s shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity, or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company’s directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. “Good reason” involves an adverse employment decision affecting the NEO, such as a significant reduction in their duties or responsibilities, a decrease in their compensation, or a change in office location that would increase their commute by greater than 50 miles.

The following table quantifies the amount of each NEO’s change-in-control benefits under our equity incentive plan, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2021:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1] ($)
Susan Patricia Griffith	$44,651,945
John P. Sauerland	13,662,390
Patrick K. Callahan	8,196,324
Remi Kent	2,748,982
Michael D. Sieger	5,725,959
1     Includes time-based and performance-based restricted stock unit awards, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.
Qualified Retirement Provisions Under Equity Plan
The 2015 Plan provides additional benefits in the event an NEO satisfies the Rule of 70 requirement (age 55 with at least 15 years of service or age 60 with at least 10 years of service). These benefits, as well as those related to death and disability, have changed over the past few years based upon the Compensation Committee’s review of applicable market data.
Beginning with awards granted in 2021, if an NEO remains employed through the end of the calendar year in which the grant is made, when the NEO retires after satisfying the Rule of 70 requirements:
•100% of the outstanding time-based award will vest, and
•100% of each unvested performance-based award will be retained and will vest if, when and to the extent that the performance measures are achieved.
With respect to awards granted in 2020, when the NEO retires after satisfying the Rule of 70 requirements:
•50% of each outstanding time-based award will vest, and
•the NEO retains 50% of any outstanding performance-based award (100% if the NEO provided 12-18 months advanced notice of retirement described below), which will be retained and will vest if, when and to the extent that the performance measures are achieved.
Regarding earlier awards (other than the 2018 special awards held by Mrs. Griffith and Mr. Sauerland), when the NEO retires after satisfying the Rule of 70 requirements:
•50% of each unvested time-based award vested (or will vest) when the individual first satisfied or hereafter satisfies the Rule of 70 requirements, and the remaining half of each award will then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and no portion of the award vests upon the participant’s retirement, and
•50% of each unvested performance-based award will be retained and will vest, if, when and to the extent that the performance measures are achieved, provided, however, that the NEO will retain 100% of their outstanding performance-based award granted in 2019 and 2020 if the NEO provides 12 to 18 months of advanced written notice of an intention to retire, although the company and the NEO can together agree on an earlier or later retirement date. In any event, such performance-based equity awards will vest only if, when, and to the extent that the applicable performance goals are achieved prior to expiration of the award.
The rights conferred by these provisions, among other rights, may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity.” See “Compensation Discussion and Analysis – Elements of Compensation – 2021 Decisions and Awards – Clawback Provisions.”
As of December 31, 2021, Mrs. Griffith, Mr. Sauerland, and Mr. Sieger satisfied the Rule of 70 requirements under our 2015 Plan. Mr. Callahan and Ms. Kent will not become retirement eligible until 2025 and 2035, respectively. The table below shows the value of each of the eligible executive’s retirement benefits if they had retired on December 31, 2021, and provided the required notice of their intended retirement for certain awards, as described above.
The amounts are valued using our closing stock price on December 31, 2021, and include reinvested dividend equivalent units payable when the underlying award vests. For the Performance-Based Equity Awards, the amounts disclosed assumes that all outstanding awards vest at the maximum factor; however, the actual value depends on whether, and the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “– Outstanding Equity Awards at Fiscal Year-End” table for more information.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2021)
	Time-Based Equity Awards	Performance-Based Equity Awards
Name		Maximum
Susan Patricia Griffith	$2,337,354	$50,397,667
John P. Sauerland	533,096	12,563,653
Michael D. Sieger[2]	410,104	5,859,251
1Awards granted in 2021 do not become a qualified retirement benefit until January 1 in the year following the calendar year in which the grant is made due to the service requirements discussed above. Had the 2021 awards been eligible for vesting as a qualified retirement benefit on December 31, 2021, Mrs. Griffith’s time-based and performance-based equity awards would have increased by $3,295,264 and $18,672,899, respectively, Mr. Sauerland’s by $751,607 and $4,997,842, and Mr. Sieger’s by $578,198 and $2,890,733.
2Mr. Sieger provided the notice required to retain 100% of his performance-based awards in connection with his retirement in January 2022.
Other Termination Provisions Under Equity Plan Under our 2015 Plan, termination of an executive for cause (as defined in the plan) will result in the forfeiture of all unvested awards. If an equity award recipient, including an NEO, ceases to be an employee prior to satisfying the Rule of 70 requirement, the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death For awards granted in 2021, if an NEO is employed through the end of the calendar year in which the grant is made, upon the death of an NEO:
•the outstanding time-based awards will vest 100%,
•with respect to performance-based awards, if the NEO dies: (i) before the end of the performance period, then the award will vest at 100% of target; or (ii) after the end of the performance period, then the award will remain outstanding and will vest if, when and to the extent that the performance measures are achieved; and
•otherwise, the restricted stock unit awards will be forfeited.
For awards granted in 2020 and earlier (other than the 2018 special awards held by Mrs. Griffith and Mr.
Sauerland), upon the death of an NEO prior to the NEO satisfying the Rule of 70 requirement:
•any outstanding time-based award will vest to the extent that it would have vested if the NEO had remained employed for the 12 months following death,
•any outstanding performance-based award will remain outstanding for 12 months following death and will vest if, when and to the extent that the performance measures are met within that 12-month period; and
•generally all other restricted stock unit awards will be forfeited.
•However, (i) with respect to awards granted in 2019 and earlier, (other than the 2018 special awards held by Mrs. Griffith and Mr. Sauerland) once an executive has reached the qualified retirement eligibility date, all eligible time-based awards that have not vested prior to the executive’s death will be forfeited, and (ii) the executive’s death will be treated as a qualified retirement with respect to performance-based awards granted in 2020 or earlier.
Unless noted above, these provisions apply equally to all participants.
If an NEO had chosen to participate in our deferral plan, following their death, his or her estate or beneficiaries would also be entitled to receive distributions from the EDCP.
Disability Provisions Under Equity Plan For awards granted in 2021, if an NEO is employed through the end of the calendar year in which the grant was made and if the NEO’s employment is terminated as a result of their disability:
•the outstanding time-based awards will vest 100%
•with respect to performance-based awards, in the event the NEO’s employment is terminated
•before the end of the performance period, then the performance-based award will vest at 100% of target;
•after the end of the performance period, then the performance-based award will remain outstanding and will vest if, when and to the extent that the performance measures are achieved; and
•generally all other restricted stock unit awards will be forfeited.
For awards granted in 2020 and earlier, no benefit was provided if an NEO’s employment was terminated as a result of their disability, unless the NEO had satisfied the Rule of 70 requirement, in which case the termination was treated as a retirement.

Non-Compete Provisions Each 2021 annual RSU award also includes a non-compete provision that will restrict the NEOs from the grant date through one year following termination of employment from engaging in any competitive business activity that would risk disclosure and/or use of our confidential information.
PAY RATIO DISCLOSURE
Our employee compensation program is designed to support, reinforce, and align our Core Values with our business strategy of growth and profitability, while ensuring we can attract, motivate, and retain talented employees, at every level, who drive our success. Our compensation program, which is the result of our review of market data for our job families, consists of:
•Base pay that is competitive with the range of pay for jobs with similar duties and responsibilities at other companies, and
•An annual cash incentive payment, which we refer to as Gainshare, that is available to virtually all permanent employees. As noted above, our Gainshare program promotes a common culture and rewards employees when annual business goals and objectives are achieved. The payout can range from zero to 2.0x the target, which is a stated percentage of base pay. Per the Gainshare Plan, the target percentage is typically:
•0 - 8% for administrative support and entry level professionals;
•8 - 20% for senior professionals and managers; and
•20 - 150% for senior managers and senior executives, other than the CEO.

The SEC rules for identifying the median employee and calculating that employee’s annual total compensation allows companies to make reasonable assumptions and estimates, to apply a variety of methodologies and exclusions that reflect their compensation practices.

To identify our median employee, as of December 31, 2021, we used the Medicare taxable wages as reported on the 2021 Form W-2 for all employees (other than the CEO) that were continuously employed for the entire calendar year. For permanent employees hired during 2021, base pay and Gainshare payments were annualized to provide comparability. In addition, we are omitting approximately 480 employees added in 2021 as a result of the acquisition of Protective Insurance Corporation and subsidiaries in the identification of the median employee in the year of transition. After we identified the median employee, we determined their total compensation in a manner consistent with the determination of the total shown for our CEO in the Summary Compensation Table. We believe the pay ratio provides a reasonable estimate of the required information calculated in a manner consistent with the applicable SEC rules.
Total compensation in the Summary Compensation Table includes a “non-equity incentive plan compensation” component, which for us generally represents payments under our Gainshare program for our median employee, who on the last day of the year had a Gainshare target of 8%.
Gainshare payments for eligible employees are calculated in the same manner as the executive annual incentive payments described in “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Non-Equity Incentive Compensation.”
For 2021, our median employee’s total annual compensation was $65,874 and our CEO’s total annual compensation was $14,462,961, which results in a pay ratio of CEO compensation to median employee compensation of 220:1.
Given the different methodologies used by various public companies, the ratio reported above should not be used as a basis of comparison between or among companies, including companies in our peer group.

DIRECTOR COMPENSATION

COMPENSATION OF NON-EMPLOYEE DIRECTORS AT FISCAL YEAR-END
Compensation of our non-employee directors for the year ended December 31, 2021, was as follows:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)		All Other Compensation ($)	Total ($)
Philip Bleser	$—	$310,071	[3]	$—	$310,071
Stuart B. Burgdoerfer	132,500	198,843	[3,4]	—	331,343
Pamela J. Craig	130,000	195,004	[3]	—	325,004
Charles A. Davis	—	310,071	[3]	—	310,071
Roger N. Farah	—	325,006	[3]	—	325,006
Lawton W. Fitt	—	505,074	[3]	—	505,074
Devin C. Johnson	—	285,038	[3]	—	285,038
Jeffrey D. Kelly	118,000	177,018	[3]	—	295,018
Patrick H. Nettles, Ph.D.[5]	—	—		20,000	20,000
Barbara R. Snyder	—	285,038	[3]	—	285,038
Jan E. Tighe	120,000	180,068	[3]	—	300,068
Kahina Van Dyke	—	300,079	[3]	—	300,079
1The cash fees will be earned on April 7, 2022, if the individual continues as a director until that date.
2The 2021 awards are the only outstanding restricted stock awards held by directors. See “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers” for the number of shares awarded.
3Represents grant date fair value of restricted share awards. Awards were granted on May 7, 2021, and valued based on that day’s closing price of $105.18 for all directors except Mr. Burgdoerfer’s additional award (see footnote 4). All awards will vest on April 7, 2022, if the individual remains a director until that date.
4On August 6, 2021, Mr. Burgdoerfer was appointed to the Technology Committee and was granted an additional pro-rated award of 70 shares of restricted stock on August 11, 2021, valued based on that day’s closing price of $96.92. This additional award will vest on April 7, 2022, if Mr. Burgdoerfer remains a director until that date.
5Dr. Nettles retired from our Board in May 2021. In honor of his retirement, The Progressive Insurance Foundation made donations to charities of his choosing.
NARRATIVE DISCLOSURE TO DIRECTOR COMPENSATION TABLE
Our director compensation program is market-based and is designed to be competitive with other compensation opportunities available to directors. Each year prior to the beginning of the term, the Compensation Committee reviews director compensation data from comparable companies obtained from management's compensation consultants and other third parties, and analyses performed by our compensation department and/or consultants. With respect to compensation decisions for the 2020-2021 term, and after a review of proxy data for companies similar to those reviewed in connection with 2020 executive officer compensation, the Compensation Committee decided to not make any changes to director compensation in light of COVID-19. For compensation decisions made in May 2021 for the 2021-2022 term, the Committee reviewed similar data for 2021. After review of this market data, the Committee recommended to the Board an overall increase of $20,000 in total compensation for the Chairperson of the Board and each non-employee director.
Amount of Compensation After receiving a recommendation from the Compensation Committee, the Board establishes compensation levels for each term based primarily on committee assignments, with separate compensation provided for services as Chairperson of the Board. The following table sets forth the annual compensation levels approved by the Board of Directors for the 2021-2022 term:

Chairperson of the Board	$470,000
Non-Employee Director	285,000
Additional compensation for Committee Chair:
Audit Committee	35,000
Compensation Committee	25,000
Investment & Capital Committee	25,000
Nominating & Governance Committee	20,000
Technology Committee	25,000
Other additional compensation:
Audit Committee members	10,000
Secondary Committee assignment	15,000
No additional compensation is earned for service on the Executive Committee.
Form of Compensation For the 2021-2022 term, each non-employee director was given an opportunity to indicate a preference to receive either (1) 100% of compensation in the form of a restricted stock award or (2) 60% of compensation in the form of a restricted stock award and 40% in the form of cash. After considering such preferences, the committee provided for restricted stock awards under The Progressive Corporation 2017 Directors Equity Incentive Plan (the Directors Equity Plan) and cash awards, as indicated in the table above. Cash compensation will be paid, and restricted stock awards will vest, in April 2022, or earlier if a director dies or becomes disabled, or a change in control occurs. When a new director is appointed to the Board or a director changes committee assignments during a term, a proration or other appropriate adjustment may be made.
Equity Ownership Guidelines for Directors Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary committee assignment) for the most recently completed term, and then the director must maintain such level of holdings throughout their tenure as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the Directors Restricted Stock Deferral Plan) are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2021, each director who had been on our Board for more than five years satisfied this requirement.
Directors Restricted Stock Deferral Plan Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are thereafter authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (except that amounts attributable to dividend equivalent payments will be distributed in cash) in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant’s departure from our Board, or a change in control of Progressive.
Directors Deferral Plan Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the Directors Deferral Plan), directors are able to elect to defer cash compensation. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of Progressive.
Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers,” under the column titled “Total Common Shares Beneficially Owned” or under the column titled “Units Equivalent to Common Shares.”
Perquisites Consistent with our general practice, during 2021, we did not provide perquisites to any of our non-employee directors in excess of $10,000.

ITEM 2: APPROVE THE PROGRESSIVE CORPORATION AMENDED AND RESTATED 2017 DIRECTORS EQUITY INCENTIVE PLAN
INTRODUCTION
We have long had in effect stock-based incentive plans that have allowed us to grant non-employee directors various types of equity-based awards. These programs reflect our Board’s belief that encouraging stock ownership by non-employee directors serves to attract, retain, and motivate them by providing a direct, financial interest in our continued success. Our Board also believes that equity-based compensation aligns non-employee directors’ interests with those of our shareholders.
With these goals in mind, in 2017 the Board adopted, and our shareholders approved, The Progressive Corporation 2017 Directors Equity Incentive Plan (the 2017 Directors Plan). In March 2022, the Compensation Committee recommended, and the Board approved, an amendment and restatement of the 2017 Directors Plan (the Amended Directors Plan), subject to shareholder approval.
Therefore, we are asking you to approve the Amended Directors Plan with the changes described below. If the Amended Directors Plan is not approved by our shareholders, the 2017 Directors Plan will remain in full force and effect until its expiration on May 31, 2022. Your approval of the Amended Directors Plan will prevent any interruption to our equity-based compensation practices for our non-employee directors. If the Amended Directors Plan is approved by our shareholders, it will become effective immediately.
CHANGES TO THE 2017 DIRECTORS PLAN
Except for the items noted below, the Amended Directors Plan reflects the same features, terms and conditions as the 2017 Directors Plan.
Increase the number of shares available for stock awards under the current 2017 Directors Plan The current plan has 297,950 shares (of the 500,000 authorized shares originally authorized) available for issuance under the plan. The Amended Directors Plan adds an additional 150,000 shares to that amount, which will also be subject to certain adjustments as permitted by the plan, resulting in an aggregate of 447,950 available shares.
In setting the number of common shares authorized for issuance under the Amended Directors Plan, we considered a number of factors, including the following, which are discussed in more detail below: shares available under, and total outstanding equity awards under, existing plans; our historical equity award granting practices; potential dilution to our shareholders; and estimates regarding the number of years that the Amended Directors Plan would last (sometimes referred to as the duration of the plan).
As of January 31, 2022, we had 584,848,536 common shares outstanding. The market value of one common share on January 31, 2022 on the NYSE, as determined by reference to the closing price, was $108.66.
Impose individual annual limits on non-employee director total compensation The current plan imposes a $750,000 limit on the equity awards each year a non-employee director may receive in any calendar year. The Amended Directors Plan extends this limitation to apply to all non-employee director compensation including cash awards made to directors outside of the plan.
Extend the 2017 Directors Plan’s term by 5 years The current plan is set to expire by its terms on May 31, 2022. The Amended Directors Plan extends this term by 5 years. As such, the plan will remain effective until the earlier of:
•May 31, 2027
•The Amended Directors Plan’s termination by the Board, or,
•The exhaustion of the maximum number of shares available under the Amended Directors Plan.
The Amended Directors Plan also includes a clarifying provision noting that awards granted under the 2017 Directors Plan are intended to comply with Section 409A.
FACTORS CONSIDERED
We considered a number of factors when developing the amendment and restatement of the 2017 Directors Plan, including the current availability of common shares under our existing equity plans, awards outstanding under those equity plans, and our desire to maintain our current equity grant practices for non-employee directors without disruption. Since 2010, we have used restricted stock as the form of equity compensation for our non-employee directors.

The following information is set forth with respect to our equity compensation plans at December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Employee Plans:
2015 Equity Incentive Plan	3,539,022	[1]	NA	7,010,609	[2]
Director Plans:
2017 Directors Equity Incentive Plan	29,206		NA	297,950
Equity compensation plans not approved by security holders:
None
Total	3,568,228		NA	7,308,559
NA = Not applicable because restricted stock unit awards do not have an exercise price.
1 Reflects restricted stock unit awards, including reinvested dividend equivalents, under which, upon vesting, the holder has the right to receive     common shares on a one-to-one basis.
Performance-based restricted stock unit awards, including dividend equivalents, of 727,596 units are included under the 2015 Equity Incentive Plan at their target value. Maximum potential payout for the performance awards outstanding under the 2015 Equity Incentive Plan was 1,787,949. For a description of the performance-based awards, including the performance measurement and vesting ranges, see Note 9 — Employee Benefit Plans in our 2021 Annual Report to Shareholders.
2 Gives effect to reservation of common shares subject to performance-based awards at maximum potential payout.
The 2017 Directors Equity Plan, which is the plan under which equity compensation is currently granted to our non-employee directors, expires on May 31, 2022. If shareholders do not approve the Amended Directors Plan, we will not be able to grant any additional equity awards under the 2017 Directors Plan after May 31, 2022, although awards will remain outstanding until vested or forfeited in accordance with their terms.
We also considered potential dilution to our investors from awards that could be granted under the Amended Directors Plan. The 150,000 additional common shares authorized by the Amended Directors Plan, together with shares available under existing equity plans and shares subject to outstanding equity awards, represent less than 1.9% of the outstanding common shares as of January 31, 2022. Pursuant to our financial policies, we repurchase common shares to, among other things, neutralize dilution from equity-based compensation in the year of issuance.
We also considered the expected duration of the Amended Directors Plan. Duration is inherently uncertain because it involves estimates regarding a number of factors, including:
•the number of common shares to be converted by awards to be granted, which changes with the number of recipients, their compensation levels, the types of awards, and the fair market value of our common shares at the time of grant;
•dividends to be paid by us in the future and the fair market value of our common shares at the time of any dividend payment (for potential awards with dividend equivalent features); and
•the rate of termination or forfeiture of awards that are made.
Based on a number of assumptions regarding these and other matters, we consider this pool to be adequate for awards to our non-employee directors for the foreseeable future.
DESCRIPTION OF THE AMENDED DIRECTORS PLAN
A marked version of the full text of the Amended Directors Plan is attached to this Proxy Statement as Exhibit A. The following description of the material features of the Amended Directors Plan is qualified in its entirety by reference to the text of the Amended Directors Plan. Unless noted above in the “Changes to the 2017 Directors Plan,” the Amended Directors Plan includes the same features, terms and conditions as the 2017 Directors Plan.
Shares Available for Issuance
Subject to adjustment upon the occurrence of certain events described below, the number of common shares that may be issued under the Amended Directors Plan is 447,950.
To satisfy awards under the Amended Directors Plan, we may use authorized but unissued shares or shares held in treasury. The actual or deemed reinvestment of dividends, other distributions or dividend equivalents in additional restricted stock or restricted stock units (dividend equivalents) will only be permitted if, at the time of the reinvestment, sufficient common shares are available under the Amended Directors Plan. If an award provides for the reinvestment of dividend equivalents but dividend equivalents cannot be provided because sufficient shares are not available, then the committee can determine alternative mechanism(s) to credit the value of those dividend equivalents on outstanding awards or can discontinue the crediting of dividend equivalents on a prospective basis only.
If all or any portion of an award granted under the Amended Directors Plan is forfeited, or otherwise terminates or expires without the delivery of common shares, the common shares that are subject to the award, to the extent of the forfeiture, termination or expiration, will again be available for future awards under the Amended Directors Plan, unless the participant has received a benefit of ownership with respect to the common shares. The exercise of voting rights (if any) will not be considered to be a benefit of ownership. In addition, accumulation of dividends or dividend equivalents that are not actually paid because the underlying award terminated, expired or was forfeited will not be considered to be a benefit of ownership. However, the use of common shares subject to an award to pay an exercise price or strike price/base value or to satisfy a participant’s tax withholding obligations will be considered to be a benefit of ownership. The number of common shares available for grant under the Amended Directors Plan will not be reduced by common shares subject to awards granted upon the assumption or substitution of awards granted by a business or entity acquired by the company.
Except as described in the last sentence of this paragraph, in the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, spin-off, stock rights offering, liquidation, acquisition of property or shares, combination of shares or other similar event affecting the company, the committee will make substitution(s) or adjustment(s) as it deems appropriate and equitable to prevent dilution or enlargement of rights of participants under the Amended Directors Plan to:
•the aggregate number and kind of shares of stock or other securities reserved for issuance under the Amended Directors Plan;
•the various maximum limitations on the number of shares of stock or units that may be subject to awards granted to any participant during any calendar year or other period described above;
•the number and kind of shares of stock or other securities subject to outstanding awards granted under the Amended Directors Plan; and
•the exercise price of any outstanding options and strike price/base price of any outstanding stock appreciation right.
In connection with any adjustment, the committee can provide for the adjustment to result in a whole number of shares, and for the fractional shares to be paid in cash. No adjustment can be made by the committee if the adjustment would cause an award to be subject to adverse tax consequences to the participant under Section 409A of the Internal Revenue Code, which is described in more detail below.
Administration
The Amended Directors Plan will continue to be administered by the Compensation Committee of the Board or a subcommittee of that committee (referred to in this Item 2 as the “committee”). The committee must consist of not less than two Board members, all of whom are “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the Exchange Act)); however, in the event that the committee fails to satisfy this requirement, the actions of the committee will still be valid for all purposes other than Section 16(b) of the Exchange Act. The functions of the committee specified in the Amended Directors Plan will be exercised by the Board if and to the extent that no committee with authority to administer the Amended Directors Plan exists.
The committee has full power to interpret and administer the Amended Directors Plan, including the authority to adopt and amend rules, guidelines and practices governing the Amended Directors Plan and the authority to interpret any agreement governing an award under the plan. It also has full authority to select the non-employee directors to whom awards will be granted under the Amended Directors Plan and to determine: the type and amount of awards to be granted to each participant; the consideration, if any, to be paid for awards; the timing of awards; and the terms and conditions of the awards and related agreements to be entered into with the recipient of an award.
Any interpretation and administration of the Amended Directors Plan by the committee, and all actions and determinations of the committee, are final, binding, and conclusive on the company, its shareholders, subsidiaries, and affiliates, all participants in the Amended Directors Plan, their respective legal representatives, successors, and assigns, and all persons claiming under or through any of them. No member of the committee, or the Board, as applicable, will incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Amended Directors Plan.
Eligibility to Participate in the Amended Directors Plan
Each director of the company who is not an employee of the company or any of its subsidiaries is eligible to be granted awards under the Amended Directors Plan.
Types and Terms of Awards
The committee has the discretion to decide which non-employee directors receive awards under the Amended Directors Plan, the types of awards they will receive and, subject to the provisions described below, the terms of any award, including any vesting provisions. The committee can grant restricted stock, stock options, stock in lieu of cash compensation, restricted stock units, stock appreciation rights and/or dividend equivalents.
Generally Applicable Provisions The committee has broad discretion to decide the terms of awards that may be granted under the Amended Directors Plan. However, the Amended Directors Plan provides certain parameters for awards, including the following:
•Purchase Price The purchase price for each award, if any, will be determined by the committee at the time of grant.
•Annual Compensation Limit No non-employee director may receive, in any calendar year, annual compensation of more than $750,000. This includes cash awards granted outside of the Amended Directors Plan as well as the fair market value of any equity awards granted pursuant to the Amended Directors Plan (determined as of the grant date of the particular award). Any dividends, other distributions, and dividend equivalents are disregarded for purposes of determining if these limits are satisfied.
•Transferability Awards under the Amended Directors Plan may not be transferred by the participant other than by will or by the laws of descent and distribution.
•Deferral Election Any participant who is then eligible to participate in The Progressive Corporation Director Restricted Stock Deferral Plan or any other deferral plan adopted or maintained by the company may elect to defer any award granted to such participant under the Amended Directors Plan, subject to and in accordance with the terms of the applicable deferral plan and in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, or any successor provision thereto.
•Unfunded Plan The Amended Directors Plan will be unfunded and all payments will be made from the company’s general assets.
Restricted Stock Restricted stock awards consist of grants by the company of common shares that are subject to various restrictions, including, without limitation, restrictions on sale or transfer by the participant. The common shares will remain subject to those restrictions, and to forfeiture, termination or expiration as provided in the Amended Directors Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. Upon vesting of an award and the lapse of any other restrictions, the restrictions on the common shares awarded will be removed, and the participant will become entitled to sell or transfer those shares subject to applicable legal requirements. In addition to the terms established by the committee, the following provisions will apply to all restricted stock awards:
•Each participant receiving a restricted stock award will be issued a stock certificate for the common shares covered by the award. The certificates will be registered in the name of the participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award. The stock certificates evidencing those common shares will be held by the company, or our designee, until the conditions to the vesting of the award have been satisfied and all other restrictions on the shares have lapsed. However, at our option, any common shares covered by a restricted stock award may be issued and held in book entry form. In such event, no stock certificates evidencing the shares will be issued and the applicable restrictions will be noted in the records of our transfer agent and in the book-entry system.
•Except as provided in the Amended Directors Plan or the applicable award agreement, with respect to the common shares that are the subject of the restricted stock award, a participant will have all of the rights of a shareholder of the company, including the right to vote the common shares.
•Participants who are granted awards of restricted stock will also have the right to receive any cash dividends or other distributions declared by the Board. However, the committee may determine that dividends or other distributions will not be paid or distributed immediately and will be and remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the common shares covered by the restricted stock award to which the dividends or distributions relate.

Stock Options A stock option award represents the right to purchase a specified number of common shares from the company at a specified price during a specified time period. Generally, stock options are not exercisable immediately and may be exercised in accordance with the requirements of the Amended Directors Plan only after the satisfaction of the conditions established by the committee for the vesting of the award.
The committee will have the authority to grant non-qualified stock options subject to the requirements of the Amended Directors Plan. Non-qualified stock options are stock options that do not qualify as incentive stock options under the Internal Revenue Code. In addition to the terms established by the committee, the following provisions will apply to each stock option award:
•The option exercise price per common share that may be purchased under a stock option will be determined by the committee at the time of grant, but must be at least equal to 100% of the fair market value of the company’s common shares on the date of grant.
•The term of each stock option (option term) will be determined by the committee at the time of grant and may not exceed 10 years from the date of grant.
•Subject to any installment exercise provisions and other conditions to vesting that may apply with respect to the stock options, stock options may be exercised, in whole or in part, at any time during the option term, by giving to the company written notice of exercise specifying the number of common shares to be purchased. The notice of exercise must be accompanied by payment in full of the option exercise price of the common shares for which the option is exercised. The committee may allow cashless broker exercises.
•Subject to prior approval of the committee, at or after grant, payment, in full or in part, of the option exercise price and related withholding taxes may be made in the form of unrestricted common shares then owned by the participant and having a value equal to the option exercise price and withholding taxes.
•No common shares will be issued pursuant to an exercise of an option until full payment of the exercise price and withholding taxes has been made. A participant will not have rights to dividends or any other rights of a shareholder with respect to any common shares subject to an option until the participant gives written notice of exercise, has paid in full for the common shares, and such shares have been issued to the participant.
•All stock options will be exercisable during the participant’s lifetime only by the participant or, if the participant is unable to exercise an option as a result of the participant’s disability, by the participant’s authorized legal representative.
Stock in Lieu of Cash Compensation The committee can deliver unrestricted (fully-vested) common shares to a non-employee director instead of cash compensation that would otherwise be payable to the director for their service as a director. The number of common shares to be delivered to a non-employee director will be determined by dividing the cash compensation that would otherwise be payable to the director by the fair market value of a common share on the date that the cash compensation would otherwise be paid. Although common shares will be fully vested, the committee can impose other restrictions (for example, holding requirements) on the common shares.
Restricted Stock Units A restricted stock unit is a contractual right awarded by the company that entitles the participant to receive one common share upon the satisfaction of all conditions to vesting of, and the lapse of all restrictions applicable to, the award, as determined by the committee. Conditions to vesting may relate to continued service. The units remain subject to restrictions, and subject to forfeiture, termination, or expiration, as provided in the Amended Directors Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. In addition to the terms established by the committee, the following provisions will apply to all restricted stock unit awards:
•No instruments or certificates evidencing the units will be issued, but the company will keep a record of the units.
•Participants will not have the right to vote the common shares represented by the restricted stock units prior to the delivery of any common shares due in respect of the vesting of the units.
•Participants will not have the right to receive dividends, other distributions or dividend equivalents with respect to the shares subject to the award prior to the delivery of those shares of stock. The committee may provide for any restricted stock unit award to be credited with dividend equivalents while restrictions apply to the award. If the committee provides for the crediting of dividend equivalents, the equivalents can be paid in cash or reinvested in additional units, and can be paid immediately or made subject to the terms and conditions applicable to the underlying award, as determined by the committee.
Stock Appreciation Rights Stock appreciation rights may be granted alone, in addition to, or in tandem with other awards granted under the Amended Directors Plan or cash awards made outside of the

Amended Directors Plan. In the case of an award of stock appreciation rights relating to an award of stock options, the rights may be granted either at or after the time of the grant of the related stock options.
Stock appreciation rights issued in tandem with stock options (tandem SARs) will terminate and will cease to be exercisable upon the termination or exercise of the related stock option, subject to any provisions that the committee specifies at grant if the stock appreciation right is granted with respect to less than the full number of common shares subject to the related stock option. Upon exercise, the participant will be entitled to receive an amount determined in the manner prescribed below and the applicable award agreement.
Stock appreciation rights granted under the Amended Directors Plan are subject to the following terms and conditions and any other terms and conditions established by the committee:
•Tandem SARs will be exercisable only at the times, and to the extent, that the stock options to which they relate are exercisable in accordance with the provisions of the Amended Directors Plan, and stock appreciation rights not granted in tandem with stock options (freestanding SARs) will be exercisable as the committee determines.
•Upon exercising a stock appreciation right, a participant is entitled to receive an amount in cash or common shares, as determined by the committee at the time of grant, equal in value to the excess of the fair market value of one common share on the date of exercise of the stock appreciation right over: (1) in the case of tandem SARs, the option exercise price per share specified in the related stock option; or (2) in the case of freestanding SARs, the price per share specified in the related award agreement, which price will be fixed at the date of grant and will be not less than the fair market value of the common shares on the date of grant, multiplied by the number of common shares in respect of which the stock appreciation right was exercised. The committee will have the right to determine the form of payment (i.e., cash, stock, or any combination of cash and stock) and to approve any election by the participant to receive cash, in whole or in part, upon exercise of the stock appreciation right. When payment is to be made in stock, the number of common shares to be paid will be calculated on the basis of the fair market value of the common shares on the date of exercise. However, the committee nevertheless may limit the appreciation in value of any stock appreciation right at any time prior to exercise.
•Upon the exercise of a tandem SAR, the related stock option shall be terminated at the same time.
•Stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant or, in the event of the participant’s disability, by the participant’s authorized legal representative.
Termination of Service
Unless otherwise determined by the committee at or after the time of grant of an award, if any participant’s service as a director is terminated, all unvested awards held by such participant, and all vested and unexercised stock options and stock appreciation rights, will terminate and be forfeited automatically. The committee can provide for exceptions to this rule, including in the case of a participant’s death or disability.
Change in Control
Unless the committee determines otherwise at the time of grant of an award, the following provisions will govern awards if a change in control occurs. No acceleration of vesting or payment will occur with respect to any outstanding award upon a change in control if, prior to the change in control, the committee determines that outstanding awards will be honored or assumed, or new rights will be substituted for outstanding awards by the surviving entity (which may be the company). Any honored, assumed or new right substituted for outstanding awards (Alternative Awards) must comply with the following provisions:
•provide for rights, terms and conditions that are substantially identical to, and not less favorable than, the rights, terms and conditions applicable under the award being substituted for the outstanding award, including an identical or better exercise or vesting schedule;
•have substantially equivalent economic value to the award being substituted (determined at the time of the change in control by the committee);
•have terms and conditions which provide that if the participant is removed, or the participant’s service as a director is otherwise involuntarily terminated (other than as a result of the participant’s failure to receive at an annual or special meeting of the company’s or surviving entity’s shareholders (as applicable) the requisite vote necessary for the participant’s re-election as a director), the awards will vest and pay out consistent with the provisions described below; and
•not subject the participant to the assessment of taxes or penalties under Section 409A of the Internal Revenue Code.
If within 24 months following a change in control, a participant is removed or the participant’s service as a director is otherwise involuntarily terminated (other than as a result of the participant’s failure to receive at an annual or special meeting of the company’s or surviving entity’s shareholders (as applicable) the requisite vote necessary for the participant’s re-election as a director), then upon the occurrence of the termination: (1) all outstanding options and stock appreciation rights held by the participant will become vested and exercisable immediately upon the termination; and (2) all outstanding unvested restricted stock and restricted stock unit awards will become vested immediately upon the termination.
If the above requirements are not satisfied, either because the surviving entity chooses not to honor, assume or provide equivalent replacement awards for outstanding awards, or the committee determines that any proposed replacement awards do not satisfy the requirements for Alternative Awards described above, then upon a change in control all outstanding awards will vest and, if applicable, become exercisable, immediately prior to the change in control, and the following will occur: (1) each option and stock appreciation right will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value of a common share on the date of the change in control over the option exercise price for the option or the base value/strike price applicable to the stock appreciation right; and (2) each restricted stock and restricted stock unit award will be cancelled in exchange for an amount equal to the fair market value of one common share on the business day immediately preceding the change in control, in each case multiplied by the number of common shares covered by the award. Payment of any amounts described in this paragraph will be made in cash or, if determined by the committee (as constituted prior to the change in control), in shares of the stock of the surviving entity having an aggregate fair market value (determined by the committee in good faith) equal to such amount or in a combination of such shares of stock and cash. All amounts described in this paragraph will be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the change in control.
The definition of “change in control” in the Amended Directors Plan is intended to satisfy Section 409A of the Internal Revenue Code. The Amended Directors Plan defines “change in control” as any of the following:
•the approval by the shareholders of the company of a complete liquidation or dissolution of the company;
•the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the then outstanding common shares of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (outstanding company voting stock), except that the following acquisitions will not constitute a change in control:
◦any acquisition directly from the company;
◦any acquisition by the company;
◦any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the company or any entity controlled by the company; or
◦any acquisition by any entity pursuant to a transaction that qualifies as a Business Combination, as defined below, but does not constitute a change in control because of the Business Combination Exceptions defined below;
•a change in the composition of the Board such that the individuals who, as of the date that the 2017 Directors Plan became effective, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; with the following rules being applicable to individuals who become a member of the Board subsequent to the effective date of the 2017 Directors Plan:
◦any individual whose election, or nomination for election by the company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this bullet) will be considered as though the individual were a member of the Incumbent Board; and
◦any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered as a member of the Incumbent Board; or
•the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the company or any of its subsidiaries or a sale or other disposition of all or substantially all of the assets of the company, or the acquisition of assets or securities of another entity by the company or any of its subsidiaries (a Business Combination), in each case, unless, following such Business Combination (the following being referred to as the Business Combination Exceptions):
◦all or substantially all of the individuals and entities who were beneficial owners, respectively, of the outstanding common shares and outstanding company voting securities immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from the transaction (including, without limitation, an entity that, as a result of the transaction, owns the company or all or substantially all of the company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the transaction, of the outstanding common shares and outstanding company voting securities, as the case may be;
◦no person (excluding any entity resulting from the transaction or any employee benefit plan (or related trust) of the company or the entity resulting from the transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction; and
◦at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent body or committee) of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the transaction.
Section 409A of the Internal Revenue Code
The Amended Directors Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code or an exemption or exclusion from Section 409A and, with respect to awards and amounts that are subject to Section 409A, it is intended that the Amended Directors Plan will continue to be administered in all respects in accordance with Section 409A. Accordingly, any action taken under the Amended Directors Plan, including any acceleration or conversion under the change-in-control provisions described above, will be made in compliance with Section 409A. The Amended Directors Plan contains a number of requirements aimed at compliance with Section 409A, including the following provisions:
•Any participant who is then eligible to participate in a deferral plan may elect to defer each award granted to the participant under the Amended Directors Plan, subject to and in accordance with the terms of the applicable deferral plan and in compliance with the requirements of Section 409A;
•Notwithstanding the foregoing change-in-control provisions, in connection with the payment to a participant of any award subject to Section 409A, solely to the extent that any award has been deferred pursuant to the terms of a deferral plan, the change-in-control provisions will have no effect on the payment date(s) or form(s) of payment of such award pursuant to such deferral plan (and any elections made by such participant pursuant to such plan); instead, payment of the award will remain subject to the terms of the deferral plan; and
•except as otherwise provided in the deferral plan, interest will not accrue on any amounts during the periods of deferral described above.
Amendments and Termination
The Amended Directors Plan may be amended or terminated at any time by our Board or the committee, except that no amendment or termination can impair the rights of a participant under an award granted prior to the amendment or termination without the participant’s consent unless expressly authorized by the Amended Directors Plan. Subject to the specific prohibitions described below, the Board and the committee have the authority to amend the Amended Directors Plan and outstanding awards to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
The company will submit to the shareholders for approval any plan amendment that is required to be approved by shareholders by any regulatory authority or stock exchange on which the common shares are listed. Unless changes in applicable law and legal requirements otherwise permit, shareholder approval will also be required for any amendment that would:
•increase the total number of shares of stock (other than adjustments described above under “-Shares Available for Issuance”) that may be issued under the Amended Directors Plan;
•increase the dollar amount of awards that can be granted to any non-employee director during any calendar year;
•permit the granting of stock options or stock appreciation rights with an exercise price or strike price/base value, as applicable, lower than the fair market value at the date of grant; or
•change the eligibility requirements for the Amended Directors Plan.
The committee, at any time, may also amend the terms of any outstanding award, but other than adjustments described above or creating Alternative Awards in connection with a change in control, no amendment of an award agreement can impair the rights of a participant under an outstanding award without the participant’s consent, or make an applicable exemption provided by Rule 16b-3 under the Exchange Act unavailable to a participant subject to Section 16 of the Exchange Act without the participant’s consent. In no event can an amendment to an outstanding award be made if the award is subject to the restrictions on deferred compensation under Section 409A of the Internal Revenue Code and the amendment would cause the award to be subject to adverse tax consequences to the participant under Section 409A. In addition, except for adjustments as described above:
•no stock option or stock appreciation right can be amended to decrease the option exercise or strike price/base value of the award; and
•no stock option or stock appreciation right can be cancelled in exchange for either:
◦a cash payment exceeding the excess of the fair market value of the shares covered by the award over the corresponding option exercise or strike price/base value for the award; or
◦the grant of a new option with a lower exercise price or a stock appreciation right with a lower strike price/base value; and
•no stock option or stock appreciation right can be subject to any action that would be treated under the rules of the NYSE (or any other exchange on which our common shares may be listed at that time) as a “repricing” of the award unless the action is approved by the company’s shareholders.
Term of the Amended Directors Plan
No award can be granted under the Amended Directors Plan after May 31, 2027; however, awards granted prior to that date can extend beyond that date.
DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES UNDER THE AMENDED DIRECTORS PLAN
The following is a summary of certain Federal income tax consequences of awards made under the Amended Directors Plan based on provisions of the Internal Revenue Code in effect as of the date of this Proxy Statement, which are subject to change. The summary does not cover any state, local, foreign or other tax consequences of participation in the Amended Directors Plan. This summary is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of any given participant under the Amended Directors Plan.
Restricted Stock
In general, a participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at that time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of the grant equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for those common shares. If an election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for such common shares. We will be entitled to a corresponding deduction at the time the ordinary income is recognized by the participant.
In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income.
Stock Options
For stock options (which will be non-qualified stock options) with an exercise price equal to or greater than the fair market value of the common shares on the date of grant, no income is recognized by the participant at the time the stock option is granted. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the common shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction at that time.
Stock in Lieu of Cash Compensation
A participant will recognize taxable income at the time of delivery of fully-vested common shares equal to the fair market value of the common shares, and we will be entitled to a tax deduction at that time.
Restricted Stock Units
A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of settlement of the award, equal to the fair market value of any shares delivered (determined at that time) and the amount of cash paid by us, over the amount, if any, paid for such shares, and we will be entitled to a corresponding deduction at that time.

Stock Appreciation Rights
Generally, a participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at that time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) equal to the fair market value of any common shares delivered (determined at that time) and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction at that time.
Dividend Equivalents
In general, with respect to dividend equivalents, a participant will recognize compensation taxable as ordinary income when the dividend equivalents are paid to the participant equal to the amount being paid (which may include accrued interest), and we generally will be entitled to a corresponding deduction at that time.
Section 409A
Section 409A of the Internal Revenue Code provides that if, at any time during a taxable year, a “non-qualified deferred compensation plan” or arrangement fails to meet the requirements of Section 409A (a non-qualified plan), is not operated in accordance with those requirements or is not otherwise exempt or excluded from the requirements of Section 409A, all of an individual’s compensation that was deferred under the non-qualified plan (or any other plan required to be aggregated with the non-qualified plan) for the taxable year and all preceding years will be included in the individual’s gross income, but only to the extent that the compensation was not subject to a substantial risk of forfeiture and not previously included in gross income. In addition to the tax imposed on that compensation, the individual’s tax for the taxable year will be increased by interest and an additional tax equal to 20% of such compensation.
The Amended Directors Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to awards and amounts that are subject to Section 409A, it is intended that the Amended Directors Plan will be administered in all respects in accordance with Section 409A. See “-Description of the Amended Directors Plan - Section 409A” above.
The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended Directors Plan. Participants in the Amended Directors Plan should consult with their tax advisors as to the
Federal, state, local, foreign and other tax consequences of their receipt of awards under the Amended Directors Plan.
BENEFITS UNDER THE AMENDED DIRECTORS PLAN
New Plan Benefits
In May 2022 we expect to make grants to our non-employee directors for the 2022-2023 term in accordance to the principles described in “Director Compensation – Narrative Disclosure to Director Compensation.” If this proposal is approved by our shareholders, these grants will be made pursuant to the Amended Directors Plan. If this proposal is not approved by our shareholders, these grants will be made pursuant to the 2017 Directors Plan before it expires on May 31, 2022.
Grants of awards are made annually to the non-employee directors for so long as these individuals continue as non-employee directors. Each non-employee director is given an opportunity to indicate their preference to receive either 100% of their compensation in the form of a restricted stock award or to receive 60% of their compensation in the form of a restricted stock award and 40% in the form of cash. If a director does not state a preference, it is presumed that the director preferred to receive 100% of their compensation in the form of restricted stock. When a new director is appointed to the Board or a director changes committee assignments during a term, a proration or other appropriate adjustment to their award may be made. For these reasons, and also due to the fact that the number of directors who may serve on the Board in any future year could change, the aggregate amount of any future awards to be made under the Amended Directors Plan is not presently determinable.

Prior Grants under the 2017 Directors Plan
The following table shows, as of December 31, 2021 information regarding the awards granted under the 2017 Directors Plan since its inception among the persons and group identified below. No awards have been granted under the 2017 Director Plan to any of our executive officers or to an associate of a non-employee director or nominee.

Name and Position	Number of Shares
All current non-employee directors (as a group)	177,324
Each non-employee director nominee:
Philip Bleser	19,082
Stuart B. Burgdoerfer	13,023
Pamela J. Craig	8,870
Charles A. Davis	22,387
Roger N. Farah	23,051
Lawton W. Fitt	33,358
Devin C. Johnson	3,693
Jeffrey D. Kelly	12,810
Barbara R. Snyder	20,821
Jan E. Tighe	6,019
Kahina Van Dyke	14,210

VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved the Amended Directors Plan. Abstentions and unvoted shares, including broker non-votes, will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2021 for our named executive officers, are described above in “Compensation Discussion and Analysis” and in “Executive Compensation.”
Our executive compensation program is intended to attract and retain qualified executives and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year-to-year (generally comprised principally of salary, annual cash incentives, and time-based and performance-based equity awards), the Compensation Committee sets the details of the applicable compensation awards for executive officers each year, including performance goals and the potential compensation levels that may be attained. The Compensation Committee also considers modifications to the program, for example in the context of external hiring. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards and is intended to align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although generally above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.
Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information – Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 28, 2022, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program. Abstentions and unvoted shares, including broker non-votes, will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 4: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2022 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2022. The committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the committee ensures the regular rotation of the lead audit partner, and in connection with that rotation, the committee and its Chair were involved in the selection of a new lead audit partner for the 2022 audit.
After reviewing the performance of PwC in planning and conducting the 2021 audit, and considering PwC’s independence, quality of services and communication, and sufficiency of resources, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2022 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the committee may decide to continue the engagement of PwC for 2022, due to difficulties in making such a transition after the year has begun. In such a case, the committee would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2023. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the committee, or by the Chair of the committee (who has authority to approve engagements arising between committee meetings, not to exceed $50,000 in the aggregate), before engaging the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:
•Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;
•Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC,
Financial Accounting Standards Board, or other regulatory or standard setting bodies;
•Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;
•Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and
•Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.
The committee has not adopted any other policies or procedures that would permit management to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the committee or its Chair.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
Following are the aggregate fees billed by PwC for the fiscal years ended December 31:

Fees	2021	2020
Audit	$5,475,144	$4,199,821
Audit-Related	494,000	639,825
Tax	—	26,393
Other	102,500	91,040
Total	$6,071,644	$4,957,079
•Audit fees Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal controls over financial reporting.
•Audit-Related fees Amounts include procedures in connection with due diligence related to an acquisition, our registration and issuance of securities, and providing assurance on our internal controls for reliance by third-parties.
•Tax fees Amounts include fees for tax planning, consultation, and advice.
•Other Amounts include PwC’s attestation services, along with fees for data we purchased from them.
All of these fees were either pre-approved by the Audit Committee, or by its Chair pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

OTHER MATTERS
PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to recommend a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:
Daniel P. Mascaro, Secretary
    The Progressive Corporation
    6300 Wilson Mills Road
    Mayfield Village, OH 44143
Upon receipt, the Secretary will forward the notice and the other information provided to the Nominating and Governance Committee.
Shareholders may recommend candidates to the committee pursuant to these procedures at any time. However, to be considered by the committee in connection with Progressive’s 2023 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s recommendation and the required information on our website on or before November 30, 2022.
The committee’s policy is to review and evaluate each candidate for nomination properly recommended by shareholders on the same basis as all other candidates, as previously discussed in “Item 1: Election of Directors – Director Nominee Selection Process.” The committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to candidates recommended by a shareholder, the committee may give more weight to candidates who are unaffiliated with the shareholder recommending their nomination and to candidates who are recommended by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates their willingness to continue serving and, in the committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The committee will have no obligation to respond to shareholders who recommend candidates that the committee has determined not to nominate for election to the Board, but the committee may choose to do so.
To Nominate a Person for Election as a Director Under our Proxy Access Provision
Under the proxy access provision in our Code of Regulations, an Eligible Shareholder who complies with the provision may nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and have the nomination included in the company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who has owned continuously for at least 3 years at least 3% of our outstanding common shares. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. Among other technical details, the proxy access provision includes rules to determine whether a record or beneficial holder “owns” the common shares of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provision and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.
The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision for the 2023 Annual Meeting of Shareholders is November 28, 2022. For any nomination to be considered timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in our proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wishes to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at the address set forth above.
The proxy access provision has a number of additional limitations and requirements related to director nominations by Eligible Shareholders. Interested parties should review our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2023 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting in compliance with SEC Rule 14a-8 is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, on or before November 28, 2022. Shareholder proposals that are not intended to comply with Rule 14a-8 must be submitted to us between January 13, 2023 and February 12, 2023 together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting in 2023. If a shareholder submits such a proposal after February 12, 2023, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 12, 2023, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.
HOUSEHOLDING
SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered.
A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, can make that request by:
•calling toll-free: 1-866-540-7095;
•writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or
•emailing: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials can request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.
The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and do not exceed $3,000 per employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors, nominees, or executives may be affiliated as an executive officer, director, or trustee.
SOLICITATION
Progressive is paying the cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
PROXY VOTING MATTERS
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on March 18, 2022, the record date. We hold a meeting of our shareholders annually. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the Annual Meeting in person, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote online or by calling a toll-free number, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. Voting by proxy ensures that your vote is counted without having to attend the Annual Meeting in person.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting.
What is a proxy statement?
This document (excluding the 2021 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that SEC regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.
Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 18, 2022, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street-name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a registered shareholder). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a broker, your shares are said to be held in “street-name.” Technically, your broker votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker or their designated representative. Through this process, your broker collects voting instructions from all of its customers who hold Progressive common shares and then submits votes to us in accordance with those instructions.
Under NYSE rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Items 2 and 3, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to exercise your right to vote.
How can I vote?
Internet or Telephone All shareholders of record can vote online or by touch-tone telephone prior to 11:59 p.m. eastern time on Thursday, May 12, 2022, from the U.S. and Canada, following the directions on the proxy card. Online and telephone voting for street-name holders is typically made available by brokers. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote online or by telephone, you do not have to return your proxy card or voting instruction form.
Mail All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your broker information on how to submit your voting instructions.
In Person at the Meeting All shareholders of record may vote in person at the Annual Meeting. Street-
name holders may vote in person at the Annual Meeting only if they obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares in street-name and you plan to vote in person, you must request legal proxy from your broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan participants are not eligible to vote in person at the Annual Meeting.
401(k) Plan Participants If you hold shares through Progressive’s 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 10, 2022.
If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you may revoke your proxy at any time before votes are cast at the Annual Meeting by:
•providing written notice to the Secretary of the company;
•timely delivering a valid, later-dated, and signed proxy card or a later-dated vote via the Internet or by telephone prior to 11:59 p.m. eastern time on Thursday, May 12, 2022; or
•voting in person at the Annual Meeting.
If you are a street-name holder of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the Annual Meeting, if you obtain a 16-digit control number as described in the answer to the previous question.
If you hold shares through our 401(k) plan, you can change your voting instructions at any time prior to
11:59 p.m., eastern time, on Tuesday, May 10, 2022; voting of 401(k) plan shares in person at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspector(s) of Election, who may be our regular employee(s). The Inspector(s) of Election will certify the results of the voting.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote FOR or AGAINST each director nominee and each other proposal, or to ABSTAIN from voting. Assuming that at least a majority of our common shares outstanding are present at the meeting either in person or by proxy (called a quorum), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval[1]	Broker Discretionary Voting Allowed?[2]
1	Elect as directors the 12 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No
2	Approve The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan	FOR	Majority of votes cast	No
3	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No
4	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022	FOR	Majority of votes cast	Yes
1 Abstentions and unvoted shares (including broker non-votes) will not be considered by us as votes cast.
2 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.
What are broker discretionary voting and broker non-votes?
For shares held in street-name, when a broker does not receive voting instructions from its customers, the question arises whether the broker is able to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the beneficial owners). Each broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 4) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits brokers from casting votes on behalf of the beneficial owners if the broker has not received voting instructions. When the broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than Item 4, the ratification of our independent registered public accounting firm, is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street-name, your shares will NOT be voted unless you give instructions to your broker.
The NYSE will make final determinations about our proposals and will inform the brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your broker with your voting instructions.
Can I access the proxy materials on the Internet?
Yes. The proxy materials and our Annual Report to Shareholders are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec.
If you hold your shares in street-name, your broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your broker regarding the availability of this service.

What are the safety protocols to attend the Annual Meeting in person?
We continue to monitor developments regarding the COVID-19 pandemic, including protocols that federal, state, and local governments have imposed. We will enforce appropriate protocols consistent with then applicable guidelines, mandates or recommendations, or facility requirements. These requirements may include the use of face coverings, proof of vaccination, and maintaining appropriate social distancing. We may also impose additional procedures or limitations on meeting attendees. Our top priority is to protect the health and well-being of our shareholders, employees, and the general public. We plan to announce any such updates to the protocols on the Events section of our Investor Relations website at investors.progressive.com/events and we encourage you to check this website prior to the Annual Meeting if you plan to attend.

AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, Code of Business Conduct and Ethics, and CEO/Senior Financial Officer Code of Ethics, are available at progressive.com/governance. You can also request printed copies of these documents by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or emailing investor_relations@progressive.com.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered a copy of our Annual Report on Form 10-K for 2021 (other than certain exhibits). You can make that request by writing or calling us. Written requests for these documents should be sent to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or emailed to investor_relations@progressive.com. Or you can call us at (440) 395-2222 to request these documents.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 28, 2022

EXHIBIT A
THE PROGRESSIVE CORPORATION
AMENDED AND RESTATED
2017 DIRECTORS EQUITY INCENTIVE PLAN
SECTION 1.Establishment; Purpose; Definitions.
(a)The Progressive Corporation, an Ohio corporation (the “Company”), ~~hereby establishes~~ has established an incentive compensation plan for Eligible Directors, to be known as “The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the grant of Stock, Restricted Stock, Stock Options, Restricted Stock Units, Stock Appreciation Rights and/or Dividend Equivalents to Eligible Directors of the Company.
(b)The purpose of the Plan is to enable the Company to attract, retain and reward directors of the Company and to strengthen the mutuality of interests between such directors and the Company’s shareholders by offering such directors equity or equity-based incentives.
(c)The Plan was originally established by the Company as “The Progressive Corporation 2017 Directors Equity Incentive Plan” and is amended and restated herein for certain purposes, including amendment of the annual compensation limit to include all fees payable to Eligible Director for services rendered as an Eligible Director in a calendar year.
~~(c)~~(d) For purposes of the Plan, the following terms shall have the meanings set forth below:
“2015 Plan” means The Progressive Corporation 2015 Equity Incentive Plan, as amended from time to time.
“Affiliate” means any entity (other than the Company and its Subsidiaries) that the Company, directly or indirectly, controls, is controlled by or is under common control with, determined by the possession of the power to direct or cause the direction of management or policies of such entity (through ownership of securities, by contract or otherwise).
“Award” means any award of Stock, Restricted Stock, Stock Options, Restricted Stock Units, Stock Appreciation Rights or Dividend Equivalents under the Plan.
“Award Agreement” means a written or electronic agreement or grant certificate setting forth any terms and conditions applicable to an Award granted to a Participant under the Plan.
“Award Installment” means, (i) if an Award consists of multiple installments, each with a separate Vesting Date, Expiration Date and/or other unique term or condition, any one of such installments, or (ii) if the Award consists of a single installment, then the entire Award.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning assigned to it in Section 1(b) of the 2015 Plan.
“Change in Control Price” has the meaning assigned to it in Section 1(b) of the 2015 Plan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
“Committee” means the Compensation Committee of the Board or a subcommittee of that committee.
“Company” means The Progressive Corporation, an Ohio corporation, or any successor corporation (which, following a Change in Control where the Company becomes a wholly-owned Affiliate of another Person shall mean such Person or the ultimate parent entity of such Person (if such Person is not the ultimate parent entity) (the “New Company”)).

“Deferral Plan” means The Progressive Corporation Director Restricted Stock Deferral Plan or any other plan hereafter adopted or maintained by the Company pursuant to which an Eligible Director is entitled to defer any Award under this Plan.
“Disability” means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the responsibilities held by such Participant as a Board member and which is expected to be permanent or for an indefinite duration.
“Dividend Equivalent” means an amount equal to a cash dividend paid or the fair market value of property distributed by the Company in respect of one share of Stock.
“Eligible Director” has the meaning assigned to it in Section 4.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expiration Date” means the date upon which an Award, or any portion thereof, is scheduled to expire or terminate if not exercised or vested prior thereto, as determined by the Committee.
“Fair Market Value” means, as of any given date, the average of the high and low quoted selling price of the Stock on such date on the New York Stock Exchange or, if no such sale of the Stock occurs on the New York Stock Exchange on such date, then such average price on the next succeeding day on which the Stock was traded on that Exchange. If the Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Stock shall be determined by the Committee in good faith.
“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Commission.
“Non-Qualified Stock Option” means any Stock Option that does not satisfy the requirements of Section 422 of the Code or any successor Section thereto.
“Option Exercise Price” means the price at which a share of Stock may be purchased by a Participant pursuant to the exercise of an Option, as determined by the Committee and set forth in the related Option Award Agreement.
“Option Installment” means an Award Installment of Stock Options.
“Option Term” has the meaning assigned to it in Section 7(b)(2).
“Participant” means any individual who received and holds an outstanding Award granted under the Plan.
“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Plan” means The Progressive Corporation Amended and Restated 2017 Directors Equity Incentive Plan, as amended and/or restated from time to time.
“Restricted Stock” means an Award of shares of Stock that is made pursuant to Section 6 and is subject to restrictions.
“Restricted Stock Unit” or “Unit” means the contractual right awarded pursuant to Section 9.
“Restriction Period” shall mean the period commencing on the date of the Award and expiring on the date on which all restrictions thereon (including any delay in delivery of Stock imposed for purposes of Section 409A) have lapsed and all conditions to vesting of such Award have been satisfied.
“Section 16” means Section 16 of the Exchange Act (or any successor provision) and the regulations promulgated thereunder.

“Section 409A” means Section 409A of the Code (or any successor provision) and the regulations and other authoritative guidance promulgated thereunder.
“Stock” means the Common Shares, $1.00 par value per share, of the Company.
“Stock Appreciation Right” means rights granted pursuant to Section 10.
“Stock Option” or “Option” means any option to purchase shares of Stock that is granted pursuant to Section 7.
“Vesting Date” means the date on which the conditions to vesting of an Award Installment are satisfied and such Award Installment vests.
SECTION 2.Administration.
The Plan shall be administered by the Committee. The Committee shall consist of not less than two directors of the Company, all of whom shall be Non-Employee Directors; provided, however, that, if at any time not all members are Non-Employee Directors, all actions taken by the Committee shall nonetheless be valid for all purposes other than Section 16 of the Exchange Act, if applicable. Committee members shall be appointed by the Board and shall serve on the Committee at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board if and to the extent that no Committee exists which has the authority to so administer the Plan.
The Committee shall have full power to interpret and administer the Plan and full authority to select Eligible Directors to whom Awards will be granted and to determine the type and amount of Awards to be granted to each Eligible Director, the consideration, if any, to be paid for such Awards, the timing of such Awards, the terms and conditions of Awards granted under the Plan and the terms and conditions of the related Award Agreements which will be entered into with Participants.
The Committee shall have the authority, from time to time and to the extent consistent with Plan terms, to adopt, alter, change and repeal such rules, regulations, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan. The Committee may consult with the Company’s management and retain consultants and advisors.
Any interpretation and administration of the Plan by the Committee, and all actions (including discretionary actions) and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, all individuals who have received an Award under the Plan, their respective legal representatives, successors and assigns and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.
SECTION 3.Stock Subject to the Plan.
(a)Aggregate Stock Subject to the Plan. Subject to adjustment as provided in Section 3(d) below, the total number of shares of Stock reserved and available for Awards under the Plan is ~~500~~650,000. Any Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.
(b)The actual or deemed reinvestment of dividends, other distributions or Dividend Equivalents in additional Restricted Stock or Restricted Stock Units, as applicable, shall only be permissible if, at the time of such actual or deemed reinvestment, sufficient shares of Stock are available under this Section 3 for such reinvestment (taking into account the then outstanding and previously granted Awards, subject to Sections 3(c) and (d) below. If an Award provides for the reinvestment of Dividend Equivalents but any or all of such Dividend Equivalents cannot be reinvested in additional Restricted Stock or Restricted Stock Units, as applicable, due to the operation of this Section 3(b), then the Committee may determine alternative mechanism(s) to credit the value of those Dividend Equivalents to the Participant or may discontinue the crediting of such Dividend Equivalents on a prospective basis only.

(c)Forfeiture or Termination of Awards or Stock. If all or any portion of an Award granted hereunder is forfeited or otherwise terminates or expires without the delivery of Stock, then the Stock that is subject to or reserved for the portion of the Award that is forfeited, terminated or expired shall again be available for issuance in connection with future Awards under the Plan as set forth in Section 3(a), except to the extent the Participant who had been awarded such forfeited, expired or terminated Award (or portion thereof) has theretofore received a benefit of ownership with respect to the Stock covered by such Award (or portion thereof). For purposes hereof, (i) a Participant shall not be deemed to have received a benefit of ownership with respect to an Award by the exercise of voting rights or the accumulation of dividends, other distributions or Dividend Equivalents which are not realized due to the expiration, forfeiture or termination of all or a portion of the related Award without delivery of such amounts to the Participant, and (ii) a Participant shall be deemed to have received a benefit of ownership with respect to any shares of Stock withheld to pay an Option Exercise Price or strike price/base value or to satisfy any applicable tax withholding obligations in connection with an exercise, vesting or distribution of all or any portion of an Award. The number of shares of Stock available for grant under the Plan shall not be reduced by shares subject to Awards granted upon the assumption of or in substitution for awards granted by a business or entity that is merged into or acquired by (or whose assets are acquired by) the Company.
(d)Adjustment. In the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividend), share dividend, share split, reverse share split, spin-off, stock rights offering, liquidation, acquisition of property or shares, combination of shares or other similar event affecting the Company, the Committee shall make such substitution(s) or adjustment(s) as it deems appropriate and equitable to prevent dilution or enlargement of rights of Participants under the Plan to: the aggregate number and kind of shares of Stock or other security(ies) reserved for issuance under the Plan; in the maximum number of shares that may be subject to Awards granted to any Eligible Director during any calendar year or other period; the number and kind of shares of Stock or other security(ies) subject to outstanding Awards granted under the Plan; the Option Exercise Price of any outstanding Options and strike price/base price of any outstanding Stock Appreciation Right; provided, in each case, that no such adjustment authorized under this Section 3(c) shall be made to the extent that such adjustment would cause an Award to be subject to adverse tax consequences to the Participant under Section 409A. Notwithstanding the foregoing, the Committee may provide that the number of shares of Stock with respect to any Award shall always be a whole number, and for the payment of fractional shares to be paid out in cash.
(e)Annual ~~Award~~ Compensation Limitation. ~~During any calendar year, no Eligible Director may be granted Awards under the Plan having a~~ The maximum Fair Market Value (determined, with respect to each Award, at the date of grant) of ~~more than~~ shares subject to Awards granted to any Eligible Director during any calendar year under the Plan, taken together with any fees payable in cash or any other form to such Eligible Director for services rendered as an Eligible Director during the calendar year, shall not exceed $750,000 in total value. Any dividends, other distributions or Dividend Equivalents that may be payable with respect to an Award will be disregarded for purposes of determining compliance with this Section 3(e).
SECTION 4.Eligibility.
Each director of the Company who is not an employee of the Company or any of its subsidiaries (each an “Eligible Director”) is eligible to be granted Awards under the Plan.
SECTION 5.Terms and Conditions Applicable to all Awards.
(a)Grant. Subject to the terms and conditions of the Plan, Awards may be awarded to Eligible Directors at any time and from time to time as determined by the Committee. The Committee shall determine the Eligible Directors to whom, and the time or times at which, grants of Awards will be made, the nature of each Award, the number of shares of Stock, Restricted Stock Units or other interests that are covered by or subject to such Award, any requirements for the vesting of such Award and any other restrictions applicable thereto, and the other terms and conditions of such Awards, in addition to those set forth in Section 5(b) and in the following Sections that apply to each specific type of Award. In the event of any inconsistency between this Section 5 and any of the following Sections that apply to a specific type of Award, the provisions of the Section applying to that specific type of Award will control.
(b)Terms and Conditions. Awards made under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(1)The purchase price for the Award, if any, shall be determined by the Committee at the time of grant.
(2)Awards (other than those issued under Section 8) must be accepted by executing the related Award Agreement, delivering an executed copy of such Award Agreement to the Company and paying whatever price (if any) is required. An Eligible Director who receives an Award shall not have any rights with respect to such Award unless and until such Eligible Director has executed and delivered to the Company the applicable Award Agreement, in the form approved from time to time by the Committee, and has otherwise complied with any applicable terms and conditions of such Award Agreement. In the Company’s discretion, the execution and delivery of such Award Agreement may be accomplished electronically or by other legally acceptable means.
(3)The Committee may provide for the lapse of any restrictions and conditions to vesting in Award Installments, as set forth in the related Award Agreement. The terms and conditions of Awards need not be the same with respect to each Participant.
(4)Subject to the provisions of this Plan and the related Award Agreement, during any applicable Restriction Period, the Participant who has received such Award shall not be permitted to sell, transfer, pledge, assign or otherwise encumber such Award or the Stock, Units or other interests which are subject to such Award, other than by will or by the laws of descent and distribution.
(5)Any Participant who is then eligible to participate in a Deferral Plan may elect to defer each Award granted to him or her under this Plan, subject to and in accordance with the terms of the applicable Deferral Plan and in compliance with the requirements of Section 409A.
SECTION 6.Restricted Stock.
(a)Grant. Subject to the terms and conditions of the Plan, Restricted Stock may be awarded to Eligible Directors at any time and from time to time as shall be determined by the Committee. The Committee shall determine the Eligible Directors to whom, and the time or times at which, grants of Restricted Stock will be made; the number of shares of Restricted Stock to be awarded to each Eligible Director; the price (if any) to be paid by the Participant (subject to Section 6(b)); the date or dates or conditions upon which Restricted Stock Awards will vest; the period or periods within which such Restricted Stock Awards may be subject to restrictions and forfeiture; and the other terms and conditions of such Awards in addition to those set forth in Sections 5 and 6(b).
The Committee may condition the grant or vesting of Restricted Stock upon the lapse of time or such other factors as the Committee may determine in its sole discretion.
(b)Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
(1)The purchase price for shares of Restricted Stock shall be determined by the Committee at the time of grant and may be equal to their par value or zero.
(2)Subject to Section 6(b)(4), each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.
(3)Subject to Section 6(b)(4), the stock certificates evidencing such shares of Restricted Stock shall be delivered to and held in custody by the Company, or its designee, until the restrictions thereon shall have lapsed or any conditions to the vesting of such Award have been satisfied. As a condition of any Restricted Stock Award, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Stock covered by such Award.
(4)At the discretion of the Company, any shares of Restricted Stock awarded to any Participant may be issued and held in book entry form. In such event, no stock certificates evidencing such shares will be issued to the Participant and the applicable restrictions may be noted in the records of the Company’s stock transfer agent and in the book entry system.
(5)Awards of Restricted Stock will vest and all restrictions thereon will terminate upon the lapse of a period of time specified by the Committee at the time of grant, or, if later, on the date all other conditions to vesting have been met.
(6)Except as provided in this Section 6(b)(6) or Section 5(b)(4), the Participant shall have, with respect to the shares of Restricted Stock awarded, all of the rights of a shareholder of the Company, including the right to vote the Stock and the right to receive any dividends. The Committee may provide that any dividends, other distributions or Dividend Equivalents, whether payable in cash or shares of Stock, shall not be paid or distributed immediately, but shall remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the shares of Restricted Stock to which such dividends, other distributions or Dividend Equivalents relate.
SECTION 7.Stock Options.
(a)Grant. Subject to the terms and conditions of the Plan, Stock Options may be granted to Eligible Directors at any time and from time to time, as shall be determined by the Committee. The Committee shall determine the Eligible Directors to whom, and the time or times at which, grants of Stock Options will be made; the number of shares purchasable under each Stock Option; the time or times or conditions at which Stock Options will vest and become exercisable or be forfeited; and the other terms and conditions of the Stock Options (and the related Option Award Agreements) in addition to those set forth in Sections 5 and 7(b). All Stock Options granted under the Plan shall be Non-Qualified Stock Options.
(b)Terms and Conditions. Options granted under the Plan shall be evidenced by Option Award Agreements, shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(1)Option Exercise Price. The Option Exercise Price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.
(2)Option Term. The term of each Stock Option (“Option Term”) shall be determined by the Committee at the time of grant and may not exceed ten years from the date the Option is granted.
(3)Exercise. Stock Options shall be exercisable at such time or times, in one or more ~~intallments~~ installments, and subject to such terms and conditions as shall be determined by the Committee at or after grant.
(4)Method of Exercise. Subject to whatever installment exercise provisions apply with respect to such Stock Option and any other conditions to vesting, Stock Options may be exercised in whole or in part, at any time during the Option Term, by giving to the Company written notice of exercise specifying the number of shares of Stock to be purchased.
Such notice shall be accompanied by payment in full of the Option Exercise Price of the shares of Stock for which the Option is exercised, in cash or by check or such other instrument as the Committee may accept. Subject to the prior approval of the Committee, in its sole discretion, at or after grant, payment, in full or in part, of the Option Exercise Price may be made in the form of unrestricted Stock then owned by the Participant or Stock that is part of the Non-Qualified Stock Option being exercised. The value of each such share surrendered or withheld shall be equal to the Fair Market Value of the Stock on the date immediately preceding the date the Option is exercised.
No Stock shall be issued pursuant to an exercise of an Option until full payment has been made therefor. A Participant shall not have rights to dividends or any other rights of a shareholder with respect to any Stock subject to an Option unless and until the Participant has given written notice of exercise, has paid in full for such shares, has given, if requested, the representation described in Section 13(a) and such shares have been issued to the Participant.

(5)Non-Transferability of Options. Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, subject to Section 7(b)(3), by the Participant’s authorized legal representative if the Participant is unable to exercise an Option as a result of the Participant’s Disability.
SECTION 8.Stock in Lieu of Compensation
(a)The Committee may authorize the delivery to any Eligible Director of shares of Stock in lieu of any cash compensation that would otherwise be payable to such Eligible Director for such Participant’s service as a director of the Company.
(b)Any shares of Stock to be delivered to an Eligible Director pursuant to this Section 8 shall be on the following terms:
(i)The number of shares of Stock to be delivered to an Eligible Director shall be determined by dividing the cash compensation that would otherwise be payable to such Eligible Director by the Fair Market Value on the date that such cash compensation would otherwise be paid; and
(ii)Shares of Stock delivered to an Eligible Director pursuant to this Section 8 shall be vested immediately but may be subject to any restrictions imposed by the Committee and set forth in an Award Agreement (e.g., post-vesting holding requirements).
SECTION 9.Restricted Stock Units.
(a)Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be awarded to Eligible Directors at any time and from time to time as shall be determined by the Committee.
(b)Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock Units awarded under the Plan shall be subject to the following terms and conditions and any Award Agreement providing for the grant of Restricted Stock Units shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:
(1)No instruments or certificates evidencing such Units will be issued, but record thereof will be maintained by the Company or its designee.
(2)The Participant shall not have the right to vote the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units and the delivery of any shares of Stock due in respect of such vesting event.
(3)The Participant shall not have the right to receive any dividends, other distributions or Dividend Equivalents, as applicable, in respect of the shares of Stock represented by the Restricted Stock Units prior to the delivery of such shares of Stock. At the discretion of the Committee determined at the time of the Award, subject to the provisions of Section 3(b) of the Plan, the Participant may be credited with Dividend Equivalents with respect to each dividend or other distribution for which a record date occurs during the Restriction Period and for the payment of such Dividend Equivalents in cash or the reinvestment of such Dividend Equivalents in additional Units. The Committee may provide that any dividends, other distributions or Dividend Equivalents, whether payable in cash or shares of Stock, shall not be paid or distributed immediately, but shall remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the Restricted Stock Units to which such dividends, other distributions or Dividend Equivalents relate.
(4)Except as provided in a deferral election made pursuant to Section 5(b)(5), upon the satisfaction of all conditions to vesting of, and the lapse of the Restriction Period applicable to, all or part of an Award of Restricted Stock Units, as set forth in this Plan and the applicable Award Agreement, (A) the Company shall deliver to the Participant one share of Stock in exchange for each such vested Restricted Stock Unit and any Restricted Stock Units relating to the reinvestment of related Dividend Equivalents, and (B) the applicable Restricted Stock Units shall be cancelled, and the shares of Stock so delivered shall not be subject to any further restrictions or limitations pursuant to this Plan. Unless determined otherwise by the Committee at any time prior to the applicable delivery date, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of Stock.
SECTION 10. Stock Appreciation Rights.
(a)Grant. Stock Appreciation Rights may be granted to an Eligible Director alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside of the Plan. In the case of an Award of Stock Appreciation Rights relating to an Award of Stock Options, such rights may be granted either at or after the time of the grant of the related Non-Qualified Stock Options.
Stock Appreciation Rights issued in tandem with Stock Options (“Tandem SARs”) shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant if a Stock Appreciation Right is granted with respect to less than the full number of shares of Stock subject to the related Stock Option.
All vested Stock Appreciation Rights granted hereunder shall be exercised in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 10(b)(2) and the applicable Award Agreement.
(b)Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:
(1)Tandem SARs shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 7 and this Section 10, and Stock Appreciation Rights granted separately (“Freestanding SARs”) shall be exercisable as the Committee shall determine.
(2)Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock, as determined by the Committee at the time of grant, equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise of the Stock Appreciation Right over (A) the Option Exercise Price specified in the related Stock Option in the case of Tandem SARs, which price shall be fixed no later than the date of grant of the Tandem SARs, or (B) the price per share specified in the related Award Agreement in the case of Freestanding SARs, which price shall be fixed at the date of grant and shall be not less than the Fair Market Value of the Stock on the date of grant, multiplied by the number of shares of Stock in respect of which the Stock Appreciation Right shall have been exercised. The Committee shall have the right to approve or refuse to approve any election by the Participant to receive cash, in whole or in part, upon exercise of the Stock Appreciation Right. When payment is to be made in Stock, the number of shares of Stock to be paid shall be calculated on the basis of the Fair Market Value of the Stock on the date of exercise. Notwithstanding the foregoing, the Committee may unilaterally limit the appreciation in value of any Stock Appreciation Right at any time prior to exercise.
(3)Upon the exercise of a Tandem SAR, the related Stock Option shall be terminated at the same time.
(4)Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the vested Participant or by the Participant’s authorized legal representative if the Participant is unable to exercise a Stock Appreciation Right as a result of the Participant’s Disability.
SECTION 11. Termination of Service.
Unless otherwise determined by the Committee at or after the time of grant of an Award, upon a termination of a Participant’s service as a Director, all unvested Awards held by such Participant, and all vested and unexercised Stock Options and Stock Appreciation Rights, shall be terminated and forfeited automatically. The Committee may provide for exceptions to this general rule with respect to any Award, including in the case of a Participant’s death or Disability.

SECTION 12. Change In Control Provision.
Unless otherwise provided in the applicable Award Agreement, and subject to Section 3(c), notwithstanding any other provision of this Plan to the contrary, upon a Change in Control, the following provisions shall apply with respect to all Awards outstanding immediately prior to a Change in Control:
(a)Alternative Awards. No cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award upon a Change in Control if the Committee reasonably determines, in good faith, prior to the Change in Control, that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the Company or the New Company, as applicable, provided that any Alternative Award must:
(i)provide for rights, terms and conditions that are substantially identical to, and not less favorable than, the rights, terms and conditions applicable under the Award being substituted for the Alternative Award, including, but not limited to, an identical or better exercise or vesting schedule;
(ii)have substantially equivalent economic value to such Award (determined at the time of the Change in Control by the Committee in its good faith, sole discretion);
(iii)have terms and conditions which provide that if the Participant is removed or the Participant’s service as a director is otherwise involuntarily terminated (other than as a result of the Participant’s failure to receive at an annual or special meeting of the Company’s or New Company’s shareholders (as applicable) the requisite vote necessary for the Participant’s re-election as a director) any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be, consistent with the provisions of Section 12(c) below; and
(iv)not subject the Participant to the assessment of taxes or penalties under Section 409A.
The determination whether the conditions of this Section 12(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(b)Accelerated Vesting and Payout. In the event Section 12(a) does not apply, upon a Change in Control: (i) all outstanding Options and Stock Appreciation Rights shall become vested and exercisable immediately prior to the Change in Control; (ii) all outstanding unvested Restricted Stock and Restricted Stock Unit Awards shall become vested immediately prior to the Change in Control; and (iii) the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (A) each Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with the following sentence) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the Option Exercise Price for such Option or the base value/strike price applicable to such Stock Appreciation Right (provided, however, that in the case of a Tandem SAR, such excess shall be paid once rather than twice) and (B) each Restricted Stock and Restricted Stock Unit Award shall be cancelled in exchange for an amount (payable in accordance with the following sentence) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award. Payment of any amounts calculated in accordance with this Section 12(b) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Company having an aggregate fair market value (determined by such Committee in good faith) equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control.
(c)Termination Following Change in Control. Notwithstanding the provisions of subsection (a) above, if on the date of or during the twenty-four (24)-month period following a Change in Control, a Participant is removed or the Participant’s service as a director is otherwise involuntarily terminated (other than as a result of the Participant’s failure to receive at an annual or special meeting of shareholders of the Company or the New Company, as applicable, the requisite shareholder vote necessary to be re-elected a director), (A) all outstanding Options and Stock Appreciation Rights held by such Participant shall become vested and exercisable immediately upon such termination and (B) all outstanding unvested Restricted Stock and Restricted Stock Unit Awards shall become vested immediately upon such termination.

(d)Section 409A. Notwithstanding the foregoing provisions of Section 12, in connection with the payment to a Participant of any Award Installment subject to Section 409A, solely to the extent that any Award Installment has been deferred pursuant to the terms of a Deferral Plan, Section 12(b) or (c) shall have no effect on the payment date(s) or form(s) of payment of such Award Installment pursuant to such Deferral Plan (and any elections made by such Participant pursuant to such plan).
SECTION 13. Amendments and Termination.
(a)The Board or the Committee (if permitted by applicable law) may, at any time, amend, supplement, alter or discontinue the Plan, but, except as otherwise expressly provided in the Plan (including Sections 3 and 12), no such amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent. The Company shall submit to the shareholders of the Company for their approval any amendments to the Plan which are required to be approved by shareholders, either by law or the rules and regulations of any governmental authority or any stock exchange upon which the Stock is then traded.
(b)Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the approval of the shareholders, to (a) increase the total number of shares of Stock that may be issued under the Plan (except in each case for adjustments pursuant to Section 3(d)) or the dollar amount of Awards specified in Section 3(e) that may be issued to any Eligible Director during any calendar year, (b) permit the granting of Stock Options with exercise prices lower than those specified in Section 7(b)(1)(except for adjustments pursuant to Section 3(d)), (c) permit the granting of Stock Appreciation Rights with strike prices/base prices lower than those specified in Section 10(b)(2), or (d) modify the Plan’s eligibility requirements.
(c)Subject to Sections 3(d), 12 and 13(d), as applicable, the Committee, at any time, may amend the terms of any outstanding Award, but, except as otherwise expressly provided by the Plan, no such amendment shall be made which would: (i) impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent; or (ii) make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable with respect to an Award heretofore granted without the Participant’s consent; provided, however, that in no event shall any such amendment be made with respect to any Award, if such amendment would cause such Award to be subject to adverse tax consequences to the Participant under Section 409A, and such amendment shall be null and void and without effect.
(d)Except for adjustments pursuant to Section 3(d), in no event may any Stock Option or Stock Appreciation Right granted under the Plan be amended to decrease the Option Exercise Price or strike price/base value thereof, as the case may be, or be cancelled (i) in exchange for a cash payment exceeding the excess (if any) of the Fair Market Value of shares covered by such Stock Option or Stock Appreciation Right over the corresponding exercise price or strike price/base value for such Award or (ii) in conjunction with the grant of any new Stock Option or Stock Appreciation Right or other Award with a lower Option Exercise Price or strike price/base value, as the case may be, or otherwise be subject to any action that would be treated under the rules of the New York Stock Exchange (or such other exchange upon which the Stock may be listed at that time) as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation or action is approved by the Company’s shareholders.
(e)Subject to the above provisions, each of the Board and the Committee shall have all necessary authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
SECTION 14. Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
SECTION 15. General Provisions.
(a)The Committee may require each Participant acquiring Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Stock without a view to distribution thereof. Any certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All shares of Stock or other securities issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any certificates for such shares to make appropriate reference to such restrictions or to cause such restrictions to be noted in the records of the Company’s stock transfer agent and any applicable book entry system.
(b)Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
(c)Neither the adoption of the Plan, nor its operation, nor any document describing, implementing or referring to the Plan, or any part thereof, shall confer upon any Participant under the Plan any right to continue as a director of the Company, or shall in any way affect the right and power of the Company or the Board to terminate the service as a director, or change the committee assignment, duties, authority, or compensation of any Participant in the Plan at any time with or without assigning a reason therefor, to the same extent as the Company might have done if the Plan had not been adopted.
(d)No later than the date as of which an amount relating to any Award under the Plan first becomes taxable, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, at least the minimum federal, state, local and/or foreign taxes and other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence and such rules and procedures as the Committee may determine from time to time, unless otherwise determined by the Committee, minimum tax withholding obligations may be settled with Stock, including, without limitation, unrestricted Stock previously owned by the Participant or that would otherwise be delivered to or purchased by the Participant in connection with the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Participant to settle such tax withholding obligation with Stock that is previously owned by the Participant shall be subject to prior approval by the Committee. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
(e)The Plan and all Awards made thereunder are intended to comply with the applicable requirements of Section 409A, or to be exempt from Section 409A, and shall be limited, construed, administered, and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on any individual by Section 409A or any damages for failing to comply with Section 409A.
~~(e)~~(f) The Plan, all Awards made and all actions taken thereunder and any agreements relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed wholly within such state by residents thereof.
~~(f)~~(g) In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.
SECTION 16. Shareholder Approval; Effective Date of Plan~~; Effect on Prior Plan~~
The Plan was originally adopted by the Board on February 17, 2017, and approved by the holders of the Company’s outstanding Stock, in accordance with applicable law, on May 12, 2017. The Plan as amended and restated herein was adopted by the Board on March 4, 2022, subject to the approval of the holders of the Company’s outstanding Stock, in accordance with applicable law. ~~On the date of such shareholder approval, the Plan will become effective and no additional awards will be granted under The Progressive Corporation 2003 Director Equity Incentive Plan, as amended on the date of such approval.~~
SECTION 17. Term of Plan.
No Award shall be granted pursuant to the Plan on or after May 31, ~~2022~~ 2027, but Awards granted prior to such date may extend beyond that date.

THE PROGRESSIVE CORPORATION
6300 WILSON MILLS RD.
MAYFIELD VILLAGE, OH 44143

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions up until 11:59 p.m. eastern time on May 12, 2022, with the exception of shares held in Progressive's 401(k) plan for which voting instructions must be submitted by 11:59 p.m. eastern time on May 10, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time on May 12, 2022, with the exception of shares held in Progressive's 401(k) plan for which voting instructions must be submitted by 11:59 p.m. eastern time on May 10, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66141-P65644

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE PROGRESSIVE CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Philip Bleser	☐	☐	☐
1b. Stuart B. Burgdoerfer	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Charles A. Davis	☐	☐	☐
1e. Roger N. Farah	☐	☐	☐
1f. Lawton W. Fitt	☐	☐	☐
1g. Susan Patricia Griffith	☐	☐	☐
1h. Devin C. Johnson	☐	☐	☐
1i. Jeffrey D. Kelly	☐	☐	☐
1j. Barbara R. Snyder	☐	☐	☐
1k. Jan E. Tighe	☐	☐	☐
1l. Kahina Van Dyke	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report to Shareholders are available at www.proxyvote.com.

D66142-P65644

THE PROGRESSIVE CORPORATION
Annual Meeting of Shareholders
May 13, 2022 10:00 a.m. eastern time

The undersigned hereby appoints John P. Sauerland and Daniel P. Mascaro, and both of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 13, 2022, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present, as follows:

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election of each of the 12 nominees identified in Item 1 and FOR each of the proposals described in Items 2 through 4.

Continued and to be signed on reverse side